UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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ESSENTIAL PROPERTIES REALTY TRUST, INC.

(Name of Registrant as Specified in its Charter)

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April 5, 2022

Dear Fellow Stockholder:

You are cordially invited to attend the 2022 annual meeting of stockholders of Essential Properties Realty Trust, Inc. The meeting will be held on Monday, May 16, 2022, at 9:30 a.m., Eastern Time, in a virtual meeting format only. The Annual Meeting will be accessible solely by means of remote communication.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be considered and voted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our company by voting on the matters described in the proxy statement.

Your vote is important. To attend and participate in the meeting, you will need to register with the control number included on the notice or proxy card at www.proxydocs.com/EPRT prior to the meeting (or deadline). Although you may vote online during the virtual annual meeting, we encourage you to vote via the internet, by telephone or by mail prior to the meeting, as outlined on your proxy card, to ensure that your shares are represented and voted. We look forward to your participation.

Sincerely,

Peter M. Mavoides
President and Chief Executive Officer

ESSENTIAL PROPERTIES REALTY TRUST, INC.

902 Carnegie Center Boulevard, Suite 520

Princeton, New Jersey 08540

(609) 436-0619

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 16, 2022

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Essential Properties Realty Trust, Inc., a Maryland corporation (the “Company”), will be held on Monday, May 16, 2022, at 9:30 a.m., Eastern Time, in a virtual meeting format only. To be admitted to the Annual Meeting and vote your shares, you must register by Friday, May 13, 2022, 5:00 p.m., Eastern Time (the “Registration Deadline”), and provide the control number as described in the notice or proxy card, which can be accessed at www.proxydocs.com/EPRT. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the Annual Meeting and vote during the meeting, will be emailed to you.

At the Annual Meeting, holders of shares of our common stock, $0.01 par value per share, will be asked to consider and vote upon the following proposals, all of which are discussed in greater detail in the accompanying proxy statement:

(1)

To elect eight (8) individuals to the Company’s Board of Directors (the “Board”), each to serve until the 2023 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify;

(2)	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as more particularly described in the Proxy Statement;

(3)	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and

(4)	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 25, 2022, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

To make it easier for you to authorize a proxy to vote, internet and telephone proxy authorization are available. The instructions on the proxy card or voting instruction form describe how to use these convenient services.

BY ORDER OF THE BOARD OF DIRECTORS
Princeton, New Jersey April 5, 2022	Mark E. Patten Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 16, 2022. The Notice of Annual Meeting and Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021 (which constitutes our annual report to stockholders)

are available at www.proxydocs.com/EPRT.

ESSENTIAL PROPERTIES REALTY TRUST, INC.

PROXY STATEMENT

i

ii

2021 BUSINESS HIGHLIGHTS

We grew our net income, net income per share, AFFO(1) and AFFO per share significantly. We grew our net income in 2021 by approximately $53.7 million, or approximately 126%, versus 2020, net income per share by $0.38 per share, or approximately 86%, versus 2020; and we grew our nominal AFFO in 2021 by approximately $51 million, or approximately 48%, versus 2020, and AFFO per share by $0.23 per share, or approximately 21%, versus 2020.

We completed a record level of investments. During 2021, we completed $974.0 million of gross investments in 349 properties in 142 transactions at a weighted average cash cap rate of 7.0%, the highest level of annual gross investments in the Company’s history. In the fourth quarter of 2021, we completed $322.2 million of gross investments, at a weighted average cash cap rate of 6.9%, our highest level of quarterly investments in the Company’s history. We also completed the disposition of 38 properties during 2021 for $59.3 million in net proceeds, resulting in a total gain of $9.3 million.

We maintained a strong balance sheet with conservative leverage and significant liquidity. As of December 31, 2021, our net debt-to-annualized adjusted EBITDAre was 4.7x(1), and 100% of our debt was unsecured. As of December 31, 2021, our liquidity totaled approximately $315.8 million, including approximately $59.8 million in cash (including restricted cash available for future investment) and the available capacity on our unsecured revolving credit facility. Subsequent to year end, we amended our credit facility to, among other things, increase the borrowing capacity thereunder to $600 million.

We obtained Investment Grade Credit Ratings from Moody’s and S&P. We received a senior unsecured credit rating of Baa3 from Moody’s and BBB- from S&P in the second quarter of 2021.

We completed our inaugural public unsecured debt offering. In June 2021, through our operating partnership, Essential Properties, L.P. (the “Operating Partnership”), we completed our initial public offering of unsecured senior notes, issuing $400.0 million aggregate principal amount of 2.950% Senior Notes due 2031, raising net proceeds of $396.6 million.

We eliminated our remaining secured debt. In June 2021, we voluntarily prepaid the remaining outstanding principal amount of $171.2 million under our private conduit program (the “Master Trust Funding Program”) and paid a make-whole premium of $2.5 million. As a result of this prepayment, our outstanding debt is 100% unsecured and our balance sheet is 100% unencumbered by secured financings.

We accessed the equity capital markets. We raised a total of approximately $469.2 million in gross proceeds through one follow-on common equity offering and our “at the market” common equity distribution program (“ATM Program”). In April 2021, we completed an underwritten follow-on primary offering, selling 8,222,500 shares of our common stock for gross proceeds of $193.2 million. In July 2021, we refreshed our ATM Program, through which we may, from time to time, publicly offer and sell shares of our common stock having an aggregate gross sales price of up to $350.0 million. During the year ended December 31, 2021, we sold 10,005,890 shares of common stock under the ATM Program and a predecessor ATM program, at a weighted average price per share of $27.58, generating $276.0 million in gross proceeds.

We further enhanced the strength and diversity of our portfolio. As of December 31, 2021, our total gross investment in real estate was approximately $3.4 billion, representing 1,451 properties (including 126 properties that secure loans receivable) operated by 311 tenants, as compared to $2.5 billion, representing 1,181 properties (including 115 properties that secure loans receivable) operated by 238 tenants, as of December 31, 2020. As of such date, our top ten tenants collectively accounted for only 19.7% of our annualized base rent, with our largest tenant accounting for 3.3%, as compared to 21.3% and 2.8%, as of December 31, 2020. As of December 31, 2021, our weighted average lease term was 14.0 years, our weighted average rent coverage ratio was 3.7x and our portfolio was 99.9% leased.

We increased our dividend. Our annualized dividend for the three months ended December 31, 2021 of $1.04 per share of common stock represents an increase of $0.08 per share, or approximately 8.3%, over our annualized dividend for the three months ended December 31, 2020.

We improved our ability to deploy sustainability measures. In December 2021, we modified our standard lease form, which we typically use in our sale-leaseback transactions, to provide us with the contractual right to make sustainability improvements (“Sustainability Improvements”) to our properties subject to our new lease form, including, but not limited to, installation of energy efficient lighting and lighting control systems, HVAC controls, insulation, water efficiency systems, solar energy systems and electric vehicle charging stations, and the ability to monitor the tenant’s energy consumption. We also launched the EPRT Sustainability Loan Program, through which we offer certain tenants the opportunity to receive loans from us, with loan proceeds used to implement Sustainability Improvements.

(1)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

CORPORATE RESPONSIBILITY

Essential Properties Realty Trust, Inc. is committed to conducting its business in accordance with the highest ethical standards. We take our responsibilities to all of our stakeholders and the communities where we live and work seriously. We are dedicated to being trusted stewards of our stockholder’s capital and providing our employees with a dynamic work environment that appreciates diversity, fosters equality and promotes innovative thinking. We believe that effective corporate governance, a positive corporate culture—that acknowledges the importance of our stockholders, tenants, employees, business associates and good corporate citizenship, and sustainability—are critical to our ability to create long-term value. In that regard, we have adopted practices that we believe promote and enhance our corporate governance, culture and environmental stewardship.

The Nominating and Corporate Governance Committee of the Board, which is chaired by an independent director, oversees our efforts to promote environmental stewardship; our responsibilities relating to social issues, including our goals associated with the diversity, equity and inclusiveness of our organization; and our strong corporate governance. Our Nominating and Corporate Governance Committee meets at least quarterly and included in its regular agenda is an evaluation of our objectives associated with Environmental, Social and Governance (“ESG”) matters and our progress in achieving those objectives. In addition, our Board includes a review and discussion of our progress on our ESG initiatives at least quarterly.

Corporate Governance Practices

The following highlights certain key aspects of our corporate governance:

Board Independence:	Nearly 90% of our Board is comprised of independent directors.

Board Tenure:	We value board refreshment, and the average tenure of our Board is less than 3 years.

Board Diversity:	We demonstrably value gender and racial/ethnic diversity on our Board; nearly 40% of our Board is female.

In addition to the above highlights, other significant aspects of our strong corporate governance:

•	We Have an Independent Non-Executive Board Chairman. We separate the roles of Chairman and Chief Executive Officer and have an independent non-executive Chairman of the Board.

•	Our Board Committees Are Fully Independent. Each member of our Audit, Compensation and Nominating and Corporate Governance Committees is an independent director.

•	Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present.

•	We Do Not Have a Staggered Board. We hold annual elections for all our directors.

•

We Have an Active and Engaged Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee plays an active role in managing our corporate governance and our risk management function, including environmental and sustainability initiatives, and developing, adopting and monitoring our corporate policies, processes and procedures in compliance with applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”).

•	We Assess Board Performance. We conduct regular assessments of our Board and Board committees.

•

Whistleblower Protection. We have implemented a “whistleblower” policy that allows directors, officers and employees to file reports on a confidential and anonymous basis regarding issues of impropriety, violations of law, violations of corporate or other policies, or unethical business practices.

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Our Stockholders Have the Authority to Amend our Bylaws. In November of 2020, we adopted amended and restated bylaws that permit stockholders, by the affirmative vote of a majority of the votes entitled to be cast on the matter, to amend our bylaws, which power was previously vested exclusively in our Board (subject to specific exceptions regarding provisions related to the Maryland Control Share Acquisition Act and the Maryland Business Combination Act).

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Ethical Business Practices. We have adopted business and workplace policies that apply to all of our directors, officers, employees, vendors and service providers that seek to create a culture that values high ethical standards, including integrity, honesty, transparency and compliance with applicable laws, rules and regulations.

•

We Value Transparency. We are committed to being a leader in providing detailed disclosures about our business to our stockholders. Our commitment to robust and transparent disclosures includes, but is not limited to, our filings with the SEC, our quarterly earnings releases and the associated supplemental information reporting packages, and our investor presentations.

•

Investor Engagement. We value investor input and are committed to maintaining an active dialogue with our investors through extensive stockholder outreach. During 2021, we held over 150 virtual or face-to-face meetings with investors, in addition to attending eight industry/real estate investment trust (“REIT”) conferences that were held virtually.

•

We Maintain Stock Ownership Guidelines. We have adopted a stock ownership policy applicable to our executive officers and outside directors under which they are expected to maintain beneficial ownership of shares of our common stock (including securities convertible into or exercisable or exchangeable for common stock) with a value equal to a specified multiple of their annual base cash compensation.

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No Hedging or Pledging. We have policies that prohibit our officers, directors and employees from hedging our stock, and our directors and executive officers from pledging or otherwise encumbering our securities as collateral for indebtedness.

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We Have Opted Out of Certain Takeover Protections under Maryland Law. We have opted out of the control share acquisition statute and the business combination provisions in the Maryland General Corporation Law and we may not opt back into these provisions without stockholder approval. In addition, we are prohibited from adopting certain takeover protections, including classifying the Board, without first obtaining stockholder approval.

•

We Do Not Have a “Poison Pill.” We do not maintain a stockholder rights plan (commonly referred to as a “poison pill”). We will not adopt one in the future without (a) the approval of our stockholders or (b) seeking ratification from our stockholders within 12 months after adoption of the plan if the Board determines, in the exercise of its duties under applicable law, that it is in the Company’s best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

Corporate Culture and Employees

We seek to provide a dynamic work environment that promotes the retention and development of our employees and is a differentiating factor in our ability to attract new talent. We also are committed to providing our employees a rewarding work experience that allows for career development. We strive to offer our employees attractive and equitable compensation, regular opportunities to participate in professional development activities, outlets for civic engagement and reasonable flexibility to allow a healthy work/life balance. Our employees further our commitment to social responsibility through their efforts to become involved in outside organizations that promote education, environmental and social well-being.

We have a talented and diverse group of employees, and we are committed to providing a positive work environment for them. We value equal opportunity in the workplace and fair employment practices. The following highlights certain key aspects of our corporate culture:

•

We Value Diversity and Inclusion. We have built a diverse and inclusive culture that encourages, supports and celebrates the diverse voices and backgrounds of our employees. We believe a diverse employee base enhances our execution as a company, encourages innovative thinking and increases alignment with our tenants and the community around us. The following charts highlight our commitment to diversity:

Additionally, we have a consistent and strong record of hiring veterans of the U.S. military, including our Chief Executive Officer and our Senior Vice President of Investments.

•

Diversity Recognition. In both 2020 and 2021, we were named a “Champion of Board Diversity” by the Forum of Executive Women, a network of executive women that began in 1977 and is headquartered in Philadelphia, Pennsylvania.

•	Attractive Compensation. Our compensation package includes attractive market-based base compensation and the following additional elements:

•	Equity incentive compensation available to all employees annually;

•	Health benefits (medical, dental and vision) for all employees and their families (see below); and

•	A 401(k) plan (with a Company match equal to 100% of the first 6% of eligible compensation).

Our compensation program is designed to attract and retain talent, and to align our employee’s efforts with the interests of all of our stakeholders. Factors we evaluate in connection with hiring, developing, training, compensating and advancing individuals include, but are not limited to, qualification, performance, skill and experience. Our employees are fairly compensated based on merit, without regard to color, race, sex, national origin, ethnicity, religion, age, disability, sexual orientation, gender identification or expression, or any other status protected by applicable law.

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100% Inclusion in our Equity Incentive Program. All of our employees participate in our equity incentive program. As a result, all of our employees have significant alignment with the interests of our stockholders.

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Health, Family and Wellness. We strive to promote a healthy work/life balance for our employees. We have an onsite gym that is accessible and free of charge for all employees. We ensure our health benefits and coverages are attractive and supportive of the needs of individual employees and employees with families. We cover nearly 100% of the cost of health benefits for each employee. We supplement the costs of a comprehensive annual physical for our named executive officers. While we returned to in-person staffing on Monday through Thursday for all employees, as the effects of COVID-19 have abated, we maintained our work-from-home policy on Fridays. We also utilize a “personal time off” (or PTO) program for our employees, which allows for at least four weeks of paid time off per year per employee.

•

Professional Development. We offer our employees various continuing educational opportunities and reimbursement for certain educational expenses. We also offer reimbursement for certain costs associated with an employee’s professional certifications, including continuing education and preparation for certification examinations. We encourage our employees to grow within our organization, and we provide opportunities for employees to develop expertise in various aspects of our business, including acquisitions and dispositions, leasing, credit analysis, asset management, finance, and reporting and compliance. Employees are given regular feedback through formal annual performance reviews and an “open door” culture that encourages less formal guidance in “real time.” We support employees as they develop within our industry with memberships to industry organizations, such as the National Association of Real Estate Investment Trusts and the International Council of Shopping Centers. We periodically arrange “promotion dinners” to acknowledge and celebrate members of our team who have been promoted to positions of increasing responsibility.

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Internship Program. We are committed to developing talented individuals through our paid college internship program by providing career learning opportunities and an introduction to our business to students at the outset of their careers. During 2021 and to date in 2022, we have had five individuals work as interns at the Company.

Our commitment to maintaining a positive work environment extends beyond offering attractive compensation and meaningful opportunities for professional development and advancement.

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Employee Engagement. We hold weekly all-hands staff meetings virtually or at our corporate headquarters, where developments in, and objectives of, our business are broadly communicated. After each quarter, we hold a company-wide meeting, where we summarize overall corporate achievements and acknowledge significant employee contributions. At our weekly and quarterly meetings, all employees are encouraged to provide input into the development of our business and voice any suggestions or concerns that they may have.

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Team Building. We believe that fostering a collegial work environment is an important element of driving long-term success. Accordingly, we strive to develop a supportive work environment through various events, such as Company-sponsored sports teams, an annual summer outing and a holiday celebration near year end, which are designed to foster an increasing level of collegiality among our employees and develop a shared sense of mission.

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Civic Engagement. We are committed to improving the community around us, and we believe that giving back is an important part of being a responsible corporate citizen. We actively support many organizations in the greater Princeton, New Jersey area surrounding our corporate headquarters, and we encourage our employees to volunteer with organizations that are meaningful to them. We have been proud to support organizations such as:

•	The Capital Area YMCA;

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The Victor Green Foundation (an organization that provides opportunity for underserved youth, by focusing on teaching and encouraging the value of continuing education, physical fitness and wellness and a positive character);

•	Better Beginnings Child Development Center (an organization that provides affordable childcare for working parents); and

•	Alex’s Lemonade Stand Foundation (an organization that seeks to cure childhood cancer and support families with children battling cancer).

During 2022, we look forward to continuing to support the organizations that we have been involved with previously, and we plan to identify new organizations to support which are contributors to the betterment of our local community and causes in which our employees participate.

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Employee-Directed Engagement Initiatives. For our employees, we are committed to creating a diverse and vibrant workplace that respects individuality, helps every person realize his or her full potential, and includes persons with a broad range of experiences, backgrounds and skills that enable us to anticipate and meet the needs of our business and those of our tenants.

Environmental Stewardship

We recognize that our commercial real estate assets can have a substantial impact on the environment and on the health and safety of building occupants. We believe that being aware of and addressing these issues are important aspects of maintaining a successful and sustainable business. Our commitment to environmental stewardship starts at our corporate headquarters, in Princeton, New Jersey, and extends to our portfolio of income producing properties, our investment and leasing practices, and to our tenants. We are committed to expanding and enhancing our efforts to incorporate sustainability matters in our corporate governance and applicable business processes, including underwriting our investments, our asset management activities, and our disclosure and reporting practices.

As a net-lease REIT, we do not control the operations and activities at our properties and, prior to December 2021, we did not have a contractual right to implement sustainability measures at our properties. We believe that supporting our tenants’ efforts to implement sustainability initiatives enhances their operations and prospects for success and therefore our own. In 2021, our sustainability efforts included:

•

Modifying our standard lease form, which we typically use in our sale-leaseback transactions, to provide us with the contractual right to make Sustainability Improvements to our properties subject to our new lease form, including, but not limited to, installation of energy efficient lighting and lighting control systems, HVAC controls, insulation, water efficiency systems, solar energy systems and electric vehicle charging stations. In addition, our modified lease includes a provision obligating our tenants to provide us with information regarding their energy consumption at least annually, including but not limited to, electric, water, wastewater and gas.

•	Launching the EPRT Sustainability Loan Program, through which we offer certain tenants the opportunity to receive loans from us, with loan proceeds used to implement Sustainability Improvements.

Our Headquarters. In addition to assisting our tenants with their sustainability initiatives, we recognize that our Company has a carbon footprint that we are committed to reducing. We emphasize sustainability at our corporate headquarters through several measures, including our own office operations and the operation of the building in which we rent space. The sustainability practices in our office seek to minimize our environmental impact and reduce our carbon footprint and include the following:

•	We use energy efficient lighting and lighting control systems that automate the activation and termination of lighting in our individual offices, conference rooms and common areas.

•	We deploy minimized HVAC and heating run times—our HVAC systems go into a night set back daily and there is no run time on the weekends.

•	We have an active single-stream recycling program for paper, plastic and cans.

•	We purchase Energy Star certified computers, monitors and printers.

•	We use Energy Star power management settings on our computers and monitors.

•	We dispose of all ink cartridges utilizing the manufacturer’s recycling program.

•	We have installed water machines and have eliminated the use of plastic or Styrofoam cups and plastic water bottles.

Our headquarters building is certified under the EPA’s Energy Star certification program, indicating that it uses 35% less energy and generates 35% fewer greenhouse gas emissions. In order to receive this designation, the following components must be met:

•	Use of energy efficient LED lighting.

•	Use of environmentally friendly cleaning products. The products must meet the Green Seal certification standards.

•	Variable frequency drives and more energy efficient motors are purchased and installed in all cooling tower units.

•	Mandatory shut down of all lighting and HVAC systems daily.

•	The building utilizes a lamp recycling company for compliant disposal of all spent tubes and electronic ballasts.

•	To minimize generation of waste and release of pollutants, the building requires all paint to be low VOC.

•

Storm water retention is managed through water runoff from roofs and paved areas and are routed to various underground drainage basins. All water runoff is naturally filtered and returned to the aquifer.

•	Green-friendly native and drought-tolerant plants are used in landscaping to minimize watering needs.

Investing in Our Properties. The properties in our portfolio are generally leased to our tenants under long-term triple net leases which give our tenants exclusive control over and the ability to institute energy conservation and environmental management programs at our properties. However, in December 2021, we modified our standard lease form, which we typically use in our sale-leaseback transactions, to provide us with the contractual right to make Sustainability Improvements to our properties subject to our new lease form. Generally, our leases also require the tenants to fully comply with all applicable environmental laws, rules and regulations, including any remediation requirements. Our asset management department actively monitors any environmental conditions on our properties to make sure that the tenants are meeting their obligations to remediate or remedy any open environmental matters. On all properties that we acquire we obtain an environmental assessment from a licensed environmental consultant to understand any environmental risks and liabilities associated with a property and to ensure that the tenant will address any environmental issues on our properties.

The Essential Sustainability Loan Program. Since the second quarter of 2021 we have been developing our Essential Sustainability Loan Program, the initial sustainability program for our income property portfolio.

Through this program we will offer our tenants the ability to obtain a Sustainability Loan from us to support a tenant’s implementation of sustainability initiatives at the property or properties it leases from us. The primary objective of the Essential Sustainability Loan Program is for us to provide financing to our tenants to achieve their sustainability goals, which we believe will provide our tenants with strategic opportunities, including reducing their carbon footprints, rationalizing certain operating costs, and deploying sustainable features that may promote increased brand identity and customer adoption or loyalty. A tenant’s use of the loan proceeds must be for products, equipment and services that serve specific sustainability initiatives. Examples include lighting and lighting control systems, HVAC equipment and related insulation, water efficiency systems, electric vehicle charging stations, and solar energy solutions. The Company is currently engaged in identifying sustainability partners for the program that will assist participating tenants in evaluating the costs and benefits of their targeted sustainability solution, acquiring the necessary products and services, and implementing/installing the solution. The sustainability partners will also assist the tenant in identifying, applying for and obtaining any related grants, credits or similar financial incentives or payments that may be available from utility companies, governmental authorities or other parties. We expect that any grants, credits, financial incentives or other related payments received by the tenant will be required to be used to pay down the principal of the sustainability loan upon receipt. We are currently evaluating new sustainability programs to present to our tenants in addition to the Essential Sustainability Loan Program, whereby we will be able to deploy sustainability measures at our properties while also providing our tenants with the same opportunities for reducing their carbon footprint and improving their profitability and/or brand identity.

GOVERNANCE

Proposal No. 1—Election of Directors

The number of directors that serve on the Board is currently set at eight and may be fixed from time to time by the Board in the manner provided in the Company’s bylaws, except that the total number of directors may never be fewer than one or, unless our Bylaws are amended, more than 15. In accordance with the Company’s bylaws and Maryland law, directors are elected to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify or until their earlier removal, resignation or death. Mr. Bossidy, an independent member of our Board, serves as its non-executive Chairman. Our Board has the following three standing committees, each of which is comprised entirely of independent directors: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Director Nominees

Name	Age	Positions Held with the Company	Director of the Company Since	Committee Memberships(1)	Other Public Company Boards
Paul T. Bossidy	61	Chairman of the Board	2018	C	0
Joyce DeLucca	57	Director	2018	C	0
Scott A. Estes	51	Director	2018	A	1
Peter M. Mavoides	55	President, Chief Executive Officer and Director	2018		0
Lawrence J. Minich	74	Director	2020	A, NCG	0
Heather L. Neary	46	Director	2020	NCG, C	0
Stephen D. Sautel	53	Director	2018	NCG	0
Janaki Sivanesan	50	Director	2020	A, NCG	1

(1)	A = Audit Committee; C = Compensation Committee; NCG = Nominating and Corporate Governance Committee

Each of the eight director nominees listed above currently serves as a director of the Company, and their biographies can be found below under “—Biographical Information Regarding the Board.” Each director was elected to our Board by our stockholders at our 2021 Annual Meeting of Stockholders. Each of the eight director nominees was recommended by the Nominating and Corporate Governance Committee and nominated by the Board to stand for election at the Annual Meeting.

In selecting director nominees, the Board seeks to monitor the mix of experience, qualifications, attributes and skills of its members in order to ensure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. For more information about the qualifications and skills of each of the director nominees, see “—Background and Experience of Directors.”

Vote Required

The affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of a nominee as a director. This means the eight nominees receiving the greatest number of votes will be elected. Stockholders of the Company are not permitted to cumulate their votes for the election of directors. Unless contrary instructions are given, shares represented by duly authorized proxies solicited by the Board will be voted FOR the election of each of the nominees named above. If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, proxies will be voted for a replacement nominee designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees. At this time, the Board knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the election of each of the nominees named above.

Board Refreshment and Key Board Characteristics

Our Board is committed to periodic board refreshment, which we believe promotes effective board structure and composition. We seek to add directors who contribute to diversity of background, expertise, perspective, age, gender and ethnicity.

Since January 2020, we have elected each of Lawrence J. Minich, Heather L. Neary and Janaki Sivanesan to our Board. These new directors add expertise, perspective, and age and gender diversity. With the addition of these new members, our Board has the following key characteristics:

Diverse: 38% of our Board is female.

Independent: 88% of our directors are independent. Seven of our eight directors (i.e., all of our directors other than our Chief Executive Officer) are independent.

Refreshed: Three new directors have been elected since January 2020.

Young: 75% of our directors are in their 50s or younger.

Biographical Information Regarding the Board

Set forth below is biographical information for each director nominee, each of whom currently serves as a director of the Company.

Paul T. Bossidy. Mr. Bossidy has served as the chairman of our Board since 2018. Mr. Bossidy is President and Chief Executive Officer of Patripabre Capital LLC, in Ridgefield, Connecticut, and provides consulting services to companies in the financial services industry. From 2015 to 2019, Mr. Bossidy served on the board of directors of Berkshire Hills Bancorp, Inc., a bank holding company that is the parent of Berkshire Bank with branches throughout New England. Mr. Bossidy previously served as President and Chief Executive Officer of Clayton Holdings LLC (“Clayton”) from 2008 to 2014, when it was acquired by Radian Group, Inc. Prior to joining Clayton, Mr. Bossidy was a Senior Operations Executive at Cerberus Capital Management LP, a real estate investment fund, from 2006 to 2008. Prior to that, Mr. Bossidy served in various executive appointments for General Electric Company from 1993 to 2006, including General Manager of Corporate Business Development, President of the Refrigerator Product Line within GE Appliances Division, President and Chief Executive Officer of GE Lighting (North America), President and Chief Executive Officer of GE Vendor Financial Services, President and Chief Executive Officer of GE Commercial Equipment Financing and President and Chief Executive Officer of GE Capital Solutions Group. From 2001 to 2006, while Chief Executive Officer of GE Commercial Equipment Financing, Mr. Bossidy was also responsible for GE Franchise Finance, a lender for the franchise finance market, which operated a large triple-net lease real estate business. He is a Certified Public Accountant and a Certified Six Sigma Black Belt. Mr. Bossidy received a B.A. from Williams College, a Masters in Accounting from New York University and an M.B.A. with concentrations in Finance and Marketing from Columbia University Graduate School of Business.

Joyce DeLucca. Ms. DeLucca is a Partner of BD Capital Management LLC, a private investment firm focusing on performing and distressed commercial real estate. Until December 2020 Ms. DeLucca was Managing Director at Hayfin Capital Management, LLC, a private investment firm focusing on direct lending, special opportunities, high yield credit and securitized credit. Ms. DeLucca joined Hayfin in January 2018, when Hayfin acquired Kingsland Capital Management LLC. Kingsland was an investment manager specializing in collateralized loan obligations and leveraged credit that was founded by Ms. DeLucca in January 2005, and where she served as Managing Principal and Chief Investment Officer. Ms. DeLucca’s career spans 32 years in the debt capital markets, including management of high yield, leveraged loan, distressed and mezzanine assets. Prior to establishing Kingsland, Ms. DeLucca was a Managing Principal at Katonah Capital, an asset manager focusing on leveraged loans and high yield bonds, from 2000 to 2004. Previously, Ms. DeLucca was a Managing Director at Chase Manhattan Bank, where she co-founded Octagon Credit Investors, from 1995 until 1999. Ms. DeLucca was also a Portfolio Manager and Investment Advisor at Fisher Brothers from 1989 to 1995, where she focused on distressed and high yield investing. She began her career as a trader and analyst with Bernstein Macaulay’s high yield bond and mortgage-backed securities divisions, where she was employed from 1986 to 1989. Ms. DeLucca served on the Regulatory and Board Nominating Committees of the Loan Sales and Trading Association from 2006 to 2010. She received a B.S. in Finance from Ithaca College in 1986 and is a CFA charterholder.

Scott A. Estes. Mr. Estes has served as a director since 2018. Mr. Estes served as Executive Vice President-Chief Financial Officer of Welltower Inc. (“Welltower”), a NYSE-listed, S&P 500 constituent REIT focused on healthcare infrastructure, from January 2009 to October 2017. Mr. Estes served as Senior Vice President and Chief Financial Officer of Welltower from March 2006 to January 2009 and as Vice President of Finance of Welltower from April 2003 to March 2006. From January 2000 to April 2003, Mr. Estes served as a Senior Equity Research Analyst and Vice President with Deutsche Bank Securities, a financial services firm, with primary coverage of the Healthcare REIT and Healthcare Services industry sub-sectors. Previously, Mr. Estes served as a Vice President of Bank of America Securities from January 1998 through December 1999 and as an Associate Analyst and Vice President at Morgan Stanley from March 1994 through December 1997. Mr. Estes is a member of the board of trustees of JBG Smith Properties, a NYSE-listed REIT that owns, operates, invests in and develops assets concentrated in leading urban infill submarkets in and around Washington, DC, where he serves as the chairman of the Audit Committee and is a member of the Compensation Committee. Mr. Estes received his B.A. in Economics in 1993 from The College of William and Mary.

Peter M. Mavoides. Mr. Mavoides has been our President and Chief Executive Officer since 2018, and he held similar positions since March 2016 at Essential Properties Realty Trust LLC (“EPRT LLC”), which became our operating partnership in connection with our June 2018 initial public offering. From September 2011 through February 2015, Mr. Mavoides was the President and Chief Operating Officer of Spirit Realty Capital, Inc. (“Spirit”), an NYSE-listed REIT that invests primarily in single-tenant, net leased real estate. While at Spirit, Mr. Mavoides was instrumental in transforming that company from a private enterprise, with approximately $3.2 billion of total assets and 37 employees at the time of its September 2012 initial public offering, to a public company with approximately $8.0 billion of total assets and over 70 employees at the time of his departure in February 2015. During his tenure at Spirit, Mr. Mavoides chaired the company’s investment committee and led the team that created the infrastructure that acquired over 150 separate investments with an aggregate purchase price of nearly $2.0 billion and an average investment per property of $2.6 million over a period of approximately three years. Mr. Mavoides previously worked for Sovereign, as its President and Chief Executive Officer, from May 2003 to January 2011. Sovereign is a private equity firm that focuses on investment opportunities relating to long-term, net-leased real estate. While at Sovereign, Mr. Mavoides developed and implemented a business plan pursuant to which Sovereign grew from a startup to a leading investor focused on single-tenant, net leased properties, and he implemented an investment strategy pursuant to which over $1.0 billion was invested in net lease transactions. During his tenure at Spirit and Sovereign, Mr. Mavoides was instrumental in structuring the investment of approximately $4.0 billion in net lease assets. Prior to joining Sovereign, Mr. Mavoides was employed by Eastdil Realty, a subsidiary of Wells Fargo Bank, and worked in the banking group at Citigroup, where he focused on the structuring of sale-leaseback transactions. Mr. Mavoides received a B.S. from the United States Military Academy and an M.B.A. from the University of Michigan.

Lawrence J. Minich. Mr. Minich has served as a director since 2020. Mr. Minich retired in 2019 as an executive officer of Hotshine Holdings, Inc. (d/b/a Mister Car Wash), a private equity-backed company that went public on the NYSE in June 2021. Mister Car Wash is one of the largest car wash operators in the United States. Mr. Minich served as the company’s Chief Financial Officer from 1999-2013, at which time he relinquished that position as part of the company’s management succession plan, and from 2014-2019 he served as a Vice President of and Special Advisor to Mister Car Wash. During that later period, Mr. Minich continued to work with the company’s acquisition team in evaluating and negotiating acquisitions, including the sourcing and negotiation of sale-leaseback transactions. He also served on the company’s investment committee and as an advisor to senior management on strategic, operational and administrative matters. Prior to his affiliation with Mister Car Wash, Mr. Minich worked as a financial consultant from 1997-1999 and served as Senior Vice President & Treasurer of Blue Coral, Inc., a privately held manufacturing company in the automotive aftermarket, from 1981-1996, when the company was sold to Quaker State Oil. Earlier in his career, from 1970-1981, Mr. Minich worked in the audit department of Arthur Andersen & Co. Mr. Minich received his B.S. in Accounting from the University of Akron in 1970 and his CPA certificate in 1972.

Heather L. Neary. Ms. Neary has served as a director since 2020. Since March 2021, Ms. Neary has been an Executive Vice President and General Manager for KBP Investments, a large franchisor of Taco Bell, KFC and Arby’s operating properties. From November 2015 through January 2021, Ms. Neary was the President of Auntie Anne’s, a leading soft pretzel franchisor, with more than 1,800 locations in 48 states and over 25 countries. Ms. Neary joined Auntie Anne’s in 2005 and held positions of increasing responsibility, including Vice President, Global Marketing immediately prior to her promotion to President in 2015. During her tenure at Auntie Anne’s, Ms. Neary was responsible for various functions, including overseeing marketing, communications, operations, research and development, product innovation and the franchisee leadership team. Prior to joining Auntie Anne’s, Ms. Neary held roles in marketing and as a managing editor for a business magazine. In addition to her commercial activities, Ms. Neary serves on the Board of Directors for the National Restaurant Association and on the Board of Directors for Women’s Foodservice Forum. She also serves on the Board of Advisors for Penn State Harrisburg and the Advisory Board for Alex’s Lemonade Stand Foundation. Ms. Neary received a B.A. from Millersville University in 1999 and an M.B.A. from Penn State University in 2009.

Stephen D. Sautel. Mr. Sautel has served as a director since 2018. Mr. Sautel is a private investor, and he serves on the board of several private companies engaged in diverse businesses, including business services, manufacturing, distribution, institutional investment management and residential real estate. Since December 2017, Mr. Sautel has served as a director of CBAM Holdings, LLC, a private company that is an affiliate of Eldridge and is engaged in managing corporate credit. From 2014 to 2018, Mr. Sautel served as a director of Guggenheim Partners Investment Management Holdings, LLC, a diversified institutional investment management firm. From October 2001 to June 2014, Mr. Sautel was an investment professional at Guggenheim Capital, LLC, where he held the titles of Senior Managing Director and Chief Operating Officer of the Investments Business. While at Guggenheim, Mr. Sautel co-founded the firm’s credit investing business and later was responsible for supervising the firm’s investment management operations. Prior to Guggenheim, Mr. Sautel worked at J.H. Whitney & Co., First Chicago Capital Markets, and Arthur Andersen & Co. Mr. Sautel received a B.B.A. from the University of Kentucky in 1991 and an M.B.A. from the University of Michigan in 1996. Mr. Sautel is a CFA charterholder.

Janaki Sivanesan. Ms. Sivanesan has served as a director since 2020. Ms. Sivanesan is a practicing attorney and private investor in early stage and middle market companies. She was also a founding principal of a private equity firm focused on middle market investments. Ms. Sivanesan has over 20 years of legal experience, including practicing as a partner at large international firms. As an independent sponsor-principal and as a legal advisor, Ms. Sivanesan has participated in a wide range of transactions, including mergers and acquisitions, complex corporate financings and restructurings. Ms. Sivanesan has structured and negotiated private equity and debt investments in a range of industries, including technology, healthcare, oil and gas, and real estate development. Ms. Sivanesan also has experience in cross-border transactions related to manufacturing and outsourcing, and is knowledgeable with respect to business operations in India. Ms. Sivanesan has been a member of the Board of Directors of Hurco Companies, Inc. (Nasdaq Global Select Market: HURC), an

international industrial technology company, since 2008. Ms. Sivanesan received her Bachelors of Arts in Business Administration, finance, magna cum laude, from Kennesaw State University in 1991 and her Juris Doctor, cum laude, from Case Western Reserve University School of Law in 1995.

Background and Experience of Directors

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s background and experience as reflected in the information disclosed in each of the directors’ individual biographies set forth above. The Board believes that the director nominees provide an appropriate mix of experience, qualifications, attributes and skills relevant to our business. In particular, the Board considered the following important characteristics, among others, with respect to each director:

•	Mr. Bossidy—his prior management and board experience, as well as his familiarity with our Company since its early stages of development and his knowledge and background in accounting and finance.

•	Ms. DeLucca—her experience as an investment professional, familiarity with the debt capital markets and credit analysis, and experience in establishing and managing businesses.

•	Mr. Estes—his financial and business experience, including his service as the chief financial officer of a large publicly traded REIT and a board member of publicly traded REITs.

•	Mr. Mavoides—his status as a founder of our Company and his experience with net-lease financing and investing in real estate.

•	Mr. Minich—his experience as a senior financial and accounting executive at a service-based operating company responsible for, among other things, sourcing and negotiating sale-leaseback transactions.

•	Ms. Neary—her experience in consumer-facing marketing, operations and as a senior executive at companies with significant retail tenancies.

•	Mr. Sautel—his experience as an investor and a board member, and his familiarity with a broad range of industries.

•

Ms. Sivanesan—her experience as an investor in early stage and middle market companies and as a practicing attorney, including her familiarity with complex transactions, mergers and acquisitions, and governance matters.

Board Leadership Structure

Our Board currently consists of eight members, each of whom is currently serving for a term expiring at the Annual Meeting and upon the election and qualification of his or her successor.

The Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board retains the discretion to determine, at any time, whether to combine or separate the positions as it deems to be in the best interests of the Company. However, the Board currently believes that separating the positions of Chief Executive Officer and Chairman is an integral part of effective corporate governance, because it improves the ability of the Board to exercise its oversight role by having a director who is not a member of management serve as the Chairman of the Board.

Board Executive Sessions

The non-employee members of the Board meet in executive session without management present at the conclusion of each regular Board meeting. Mr. Bossidy, the Chairman of our Board, acts as the Chair at all of these executive sessions.

Board of Directors Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. See “Executive Compensation—Compensation Risk Assessment.” Our Nominating and Corporate Governance Committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines. As part of its oversight of our governance and related policies and procedures, the Nominating and Corporate Governance Committee also monitors risk at an enterprise level.

Meetings and Attendance

During the year ended December 31, 2021, the Board met 10 times. No director attended fewer than 75% of the total number of Board meetings and committee meetings on which he or she served that were held during the year ended December 31, 2021, and that were held while such person was a director of the Company or member of such committee. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charters for each of these committees are available on our investor relations website at http://investors.essentialproperties.com. The Board may establish other committees as it deems necessary or appropriate from time to time. We do not have a formal policy regarding attendance by members of the Board at annual meetings of stockholders. Mr. Mavoides attended our 2021 annual meeting of stockholders.

Board Committees

Audit Committee

Our Board has adopted an Audit Committee charter, which defines the Audit Committee’s principal functions, including oversight related to:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the evaluation of the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our internal audit function.

The Audit Committee is also responsible for engaging, evaluating, compensating and overseeing an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans for and results of the audit engagement, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the audit committee report required by SEC regulations to be included in our annual report or proxy statement.

During the year ended December 31, 2021, the Audit Committee met 10 times. The current members of the Audit Committee are Messrs. Estes and Minich and Ms. Sivanesan. Our Board has determined that (i) each of

Mr. Estes Mr. Minich and Ms. Sivanesan qualifies as an “audit committee financial expert,” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K, and (ii) each member of our Audit Committee is “financially literate” as that term is defined by NYSE listing standards and meets the definition for “independence” for the purposes of serving on our Audit Committee under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

Our Board has adopted a Compensation Committee charter, which defines the Compensation Committee’s principal functions to include:

•

assisting the independent directors in discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and directors and approving individual executive officer compensation intended to attract, retain and appropriately reward employees in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s stockholders;

•	reviewing and recommending to the Board compensation plans, policies and programs; and

•	preparing the compensation committee report on executive compensation included in the Company’s annual report or proxy statement.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel or other adviser as it deems appropriate. The committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate.

During the year ended December 31, 2021, the Compensation Committee met 4 times. The current members of the Compensation Committee are Mr. Bossidy and Mses. DeLucca and Neary. Our Board has determined affirmatively that each member of our Compensation Committee meets the definition for “independence” for the purpose of serving on our Compensation Committee under applicable rules of the NYSE, and each member of our Compensation Committee meets the definition of a “non-employee director” for the purpose of serving on our Compensation Committee under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

Our Board has adopted a Nominating and Corporate Governance Committee charter, which defines the Nominating and Corporate Governance Committee’s principal functions, to include:

•	identifying, evaluating and recommending individuals qualified to become members of the Board;

•	selecting, or recommending that the Board select, the director nominees to stand for election at each annual meeting of stockholders or to fill vacancies on the Board;

•	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company;

•	support the Company’s commitment to environmental stewardship and sustainability, corporate social responsibility and effective corporate governance; and

•	overseeing the annual performance evaluation of the Board and its committees and management.

In addition, the Nominating and Corporate Governance Committee monitors our overall risk management process at an enterprise level, and during 2021 evaluated various risks and the processes in place to monitor and mitigate such risks, including portfolio risks, operational risks, balance sheet risks and human capital risks.

During the year ended December 31, 2021, the Nominating and Corporate Governance Committee met 5 times. Our Nominating and Corporate Governance Committee is composed of Messrs. Minich and Sautel, and

Mses. Neary and Sivanesan, with Mr. Sautel serving as chair. Our Board has determined affirmatively that each member of our Nominating and Corporate Governance Committee meets the definition of independence under NYSE listing standards.

The Nominating and Corporate Governance Committee considers candidates for director suggested by its members, as well as by management and our stockholders, if such candidates meet the Nominating and Corporate Governance Committee’s criteria for Board membership, evaluating them in the same manner in which the Committee evaluates other candidates. Such recommendations should be made in writing to the Nominating and Corporate Governance Committee or the Corporate Secretary of the Company and should include a description of the qualifications of the proposed candidate.

A stockholder who desires to nominate a prospective nominee for the Board should notify the Corporate Secretary of the Company, at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540. As set forth in the Company’s current bylaws, the deadline for submission of stockholder nominations is not less than 120 calendar days nor more than 150 calendar days prior to the first anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. The Nominating and Corporate Governance Committee has the authority and right to retain a search firm to identify or evaluate potential nominees if it so desires.

In evaluating candidates to serve on the Board, the Nominating and Corporate Governance Committee’s objective is to select individuals with experience, qualifications, attributes and skills that can assist the Company and the Board in achieving their objectives. The Nominating and Corporate Governance Committee considers (i) individual qualifications, including relevant career experience, strength of character, maturity of judgment, experience in, and familiarity with, the Company’s business and industry and (ii) all other factors it considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest, legal considerations, corporate governance background (including experience as a board member or officer of another publicly held company), financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. Though neither the Board nor the Nominating and Corporate Governance Committee has a formal policy concerning diversity, the Board values diversity, believes diversity should be considered in the director identification and nominating process, and seeks director nominees that have a diverse range of views, backgrounds and leadership, as well as business experience. The Nominating and Corporate Governance Committee also considers the extent to which the candidate would fill a present need on the Board.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the information provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

Corporate Governance Guidelines and Code of Conduct

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The current versions of these corporate governance documents are available free of charge on the Company’s investor relations website at http://investors.essentialproperties.com and in print to any stockholder who requests copies by contacting the Company at 902 Carnegie Center Boulevard, Suite  520, Princeton, New Jersey 08540, Attention: Corporate Secretary.

Anti-Hedging, Anti-Pledging and Anti-Short Sale Policies

The Board considers it inappropriate for any director, officer or employee of the Company to enter into transactions that allow such a holder to own securities issued by the Company (or securities exercisable, convertible into or exchangeable therefor) without the full risks and rewards of ownership, as this potentially separates the holder’s economic interests from those of other security holders. Therefore, the Company prohibits the purchase or sale of puts, calls, options or other derivative securities based on the Company’s securities by directors, officers or employees of the Company. Hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership are also prohibited by such persons. Further, members of our Board and executive officers are prohibited from pledging or otherwise encumbering Company securities as collateral for indebtedness. Additionally, our directors, officers and employees are prohibited from engaging in short sales of our common stock.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Compensation

2021 Director Compensation Table

The following table shows the compensation earned by our non-employee directors for services during 2021. Directors employed by us are not entitled to receive compensation for their services as a director. Mr. Mavoides, our President and Chief Executive Officer and a member of our Board, received no separate compensation for serving on our Board during 2021. Please see the “2021 Summary Compensation Table” for a summary of the compensation received by Mr. Mavoides with respect to 2021.

Name	Fees Earned or Paid in Cash ($000s)	Stock Awards(1) ($000s)	Total ($000s)
Paul T. Bossidy	$145	$60	$205
Joyce DeLucca	$50	$60	$110
Scott A. Estes	$60	$60	$120
Lawrence J. Minich	$55	$60	$115
Heather L. Neary	$50	$60	$110
Stephen D. Sautel	$50	$60	$110
Janaki Sivanesan	$55	$60	$115

(1)

All stock award amounts in this column reflect the aggregate fair value on the grant date computed in accordance with FASB ASC Topic 718. That fair value was calculated based on the number of share units subject to the award multiplied by the average market price on the date of grant. As of December 31, 2021, each of Messrs. Bossidy, Estes and Sautel and Ms. DeLucca had 2,395 unvested restricted share units outstanding and each of Mr. Minich and Mses. Neary and Sivanesan had 3,949 unvested restricted share units outstanding.

With respect to 2021, each of our directors, except for a director who is employed by us, received, as compensation for services as a director, an annual common stock award of $60,000 of restricted stock units and an annual cash retainer of $40,000. The equity awards granted to our directors were made pursuant to our 2018 Incentive Plan and are scheduled to vest on the earlier to occur of (i) the first anniversary of the date of grant and (ii) the first annual meeting of the Company’s stockholders that occurs after the date of grant, subject to the director’s continued service on our Board. Our Chairman received an additional annual cash retainer of $100,000, and directors attending in excess of seven Board meetings per calendar year received an additional $1,000 per Board meeting attended in excess of seven. Directors who served on our Audit Committee, other than the chair of the committee, received an additional annual cash retainer of $10,000, and directors who served on each of our Compensation Committee and Nominating and Corporate Governance Committee, other than the chairs of such committees, received an additional annual cash retainer of $5,000. The director who served as chair of the Audit Committee received an additional annual cash retainer of $20,000, and the directors who served as chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each received an additional annual cash retainer of $10,000. Directors receive pro-rated amounts of the annual cash retainer and annual common stock award for the portion of the first year in which they are appointed or elected to serve as a Board member or committee chair.

Our Board modified our director compensation program beginning in 2022. Under the modified program, each of our directors, except for a director who is employed by us, is entitled to receive, as compensation for services as a director, an annual common stock award of $100,000 of restricted stock units and an annual cash retainer of $60,000. The equity awards granted to our directors are made pursuant to our 2018 Incentive Plan and will vest on the earlier to occur of (i) the first anniversary of the date of grant and (ii) the first annual meeting of the Company’s stockholders that occurs after the date of grant, subject to the director’s continued service on our Board. Our Chairman is entitled to receive an additional annual cash retainer of $120,000. Directors who serve on our Audit Committee, other than the chair of the committee, receive an additional annual cash retainer of $12,500, and directors who serve on each of our Compensation Committee and Nominating and Corporate Governance Committee, other than the chairs of such committees, receive an additional annual cash retainer of $7,500. The director who serves as chair of the Audit Committee receives an additional annual cash retainer of $25,000, and the directors who serve as chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an additional annual cash retainer of $15,000.

Director Independence

After reviewing all relevant relationships and considering the NYSE requirements for independence, the Board has determined that each of Messrs. Bossidy, Estes, Minich and Sautel, and Mses. DeLucca, Neary and Sivanesan is an “independent director” as such term is defined by the applicable rules and regulations of the NYSE.

Certain Relationships and Related Party Transactions

Our Board has adopted a written policy regarding certain transactions with related parties, which we refer to as our “related party transaction policy.” Our related party transaction policy requires all “related party transactions” to be promptly disclosed to the person designated by our Chief Executive Officer as the compliance officer. All related party transactions must be approved or ratified by either the Board or a duly authorized committee thereof. As a general rule, directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest. The Board or an appropriate committee thereof will consider all relevant facts and circumstances when deliberating such transactions, including whether such transactions are in the best interests of the Company.

A “related party transaction” is a transaction directly or indirectly involving any “related party” that is required to be disclosed under Item 404(a) of Regulation S-K. In general, Item 404(a) requires disclosure of any transaction occurring during a fiscal year, or any currently proposed transaction, involving the Company where the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. In general, a “related party” is any person who is or was a director, nominee for director, or executive officer of the Company at any time since the beginning of the relevant fiscal year; any person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock when the transaction is expected to occur; and immediate family members of persons in the foregoing categories.

During 2021, the Company did not have any related party transactions.

EXECUTIVE COMPENSATION

Proposal No. 2—Advisory Vote to Approve the Compensation of our Named Executive Officers

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, the Company requests that our stockholders cast an advisory vote to approve the compensation of the Company’s NEOs identified under “Compensation Discussion and Analysis” in this Proxy Statement. This proposal, commonly known as the “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for its 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Details concerning how we implement our compensation philosophy and structure our plans to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth in this Proxy Statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.

This vote is advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the duties of the Company, the members of the Board or the members of the Compensation Committee. The Board and the Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

Vote Required

Approval, on an advisory basis, of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement, requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the resolution to approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this Proxy Statement.

Executive Officers

Set forth below is biographical information with respect to each current executive officer of the Company, except Mr. Mavoides, our President and Chief Executive Officer. Mr. Mavoides also serves as a director of the Company, and his biographical information is available above in the section titled “Governance—Biographical Information Regarding the Board.”

Gregg A. Seibert, age 58. Mr. Seibert has been our Executive Vice President and Chief Operating Officer since 2018, and he held similar positions since June 2016 at EPRT LLC, which became our operating partnership in connection with our June 2018 initial public offering. Previously, Mr. Seibert was employed by Spirit from its inception in September 2003 until May 2016. At Spirit, at various times during his tenure, he was involved in acquisitions, underwriting, capital markets and special projects, and most recently served as Executive Vice

President and Chief Investment Officer. While at Spirit, Mr. Seibert was a member of its investment committee and its executive management team, and he was instrumental in establishing and implementing that company’s business strategy, including investment sourcing, tenant underwriting, asset management and capital markets activities. Prior to his employment by Spirit, Mr. Seibert worked for over nine years at Franchise Finance Corporation of America (“FFCA”), and held positions as Vice President and Senior Vice President of Underwriting and Research and Senior Vice President of Acquisitions until FFCA’s acquisition in August 2001 by GE Capital Corporation, where he served as a Senior Vice President until September 2003. From 1989 to 1994, Mr. Seibert was a Vice President in the commercial real estate lending group of Bank of America, and from 1988 to 1989, served as an investment analyst with the Travelers Insurance Company. Mr. Seibert earned a B.S. in Finance from the University of Missouri and an M.B.A. in Finance from the University of Missouri Graduate School of Business.

Mark E. Patten, age 58. Mr. Patten has been our Executive Vice President, Chief Financial Officer and Treasurer since August 10, 2020. He was appointed our Secretary on March 30, 2022. Previously, Mr. Patten served as Senior Vice President and the Chief Financial Officer of CTO Realty Growth, Inc., previously known as Consolidated-Tomoka Land Co., a publicly traded, diversified real estate operating company, since April 16, 2012. Since November 26, 2019, Mr. Patten was also a Senior Vice President and the Chief Financial Officer and Treasurer of Alpine Income Property Trust, Inc., a publicly traded REIT that invests in single-tenant net lease retail properties throughout the United States. In connection with his election as our Chief Financial Officer, Mr. Patten resigned from his positions with CTO Realty Growth, Inc. and Alpine Income Property Trust, Inc., effective as of July 31, 2020. Previously, from January 2004 until the sale of the company in April 2007, Mr. Patten was a Senior Vice President and the Chief Accounting Officer of CNL Hotels & Resorts, Inc., a public, non-traded lodging REIT with approximately $7.7 billion in total assets. Mr. Patten began his career at KPMG in September 1986, and he was elected into the partnership in July 1997. Mr. Patten’s experience involves various aspects of finance, accounting, real estate development and operations, financial and SEC reporting, and treasury management. Mr. Patten graduated from the University of Florida with a B.S. in Accounting.

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for NEOs, whose compensation is set forth in the 2021 Summary Compensation Table and other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and the factors relevant to the analysis of our executive compensation program. Our NEOs during 2021 were:

•	Peter M. Mavoides, our President and Chief Executive Officer;

•	Gregg A. Seibert, our Executive Vice President and Chief Operating Officer; and

•	Mark E. Patten, our Executive Vice President, Chief Financial Officer, Treasurer and Secretary.

Business Highlights

Our Business. We are an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to middle-market companies operating service- oriented or experience-based businesses. We have a diversified portfolio that is comprised of properties leased to tenants in 16 distinct industries, including businesses such as early childhood education, restaurants (primarily quick service restaurants), medical and dental services, car washes, automotive services, convenience stores and equipment rental and sales.

Highlights of 2021 included the following:

We grew our net income, net income per share, AFFO(1) and AFFO per share significantly.

We grew our net income in 2021 by approximately $53.7 million, or approximately 126%, versus 2020, net income per share by $0.38 per share, or approximately 86%, versus 2020; and we grew our nominal AFFO in 2021 by approximately $51 million, or approximately 48%, versus 2020, and AFFO per share by $0.23 per share, or approximately 21%, versus 2020.

We completed a record level of investments.

During 2021, we completed $974.0 million of gross investments in 349 properties in 142 transactions at a weighted average cash cap rate of 7.0%, the highest level of annual gross investments in the Company’s history. In the fourth quarter of 2021, we completed $322.2 million of gross investments, at a weighted average cash cap rate of 6.9%, our highest level of quarterly investments in the Company’s history. We also completed the disposition of 38 properties during 2021 for $59.3 million in net proceeds, resulting in a total gain of $9.3 million.

We maintained a strong balance sheet with conservative leverage and significant liquidity.

As of December 31, 2021, our net debt-to-annualized adjusted EBITDAre was 4.7x(1), and 100% of our debt was unsecured. As of December 31, 2021, our liquidity totaled approximately $315.8 million, including approximately $59.8 million in cash (including restricted cash available for future investment) and the available capacity on our unsecured revolving credit facility. Subsequent to year end, we amended our credit facility to, among other things, increase the borrowing capacity thereunder to $600 million.

We obtained Investment Grade Credit Ratings from Moody’s and S&P.

We received a senior unsecured credit rating of Baa3 from Moody’s and BBB- from S&P in the second quarter of 2021.

We completed our inaugural public unsecured debt offering.

In June 2021, through our Operating Partnership, we completed our initial public offering of unsecured senior notes, issuing $400.0 million aggregate principal amount of 2.950% Senior Notes due 2031, raising net proceeds of $396.6 million.

We eliminated our remaining secured debt.

In June 2021, we voluntarily prepaid the remaining outstanding principal amount of $171.2 million under our Master Trust Funding Program and paid a make-whole premium of $2.5 million. As a result of this prepayment, our outstanding debt is 100% unsecured and our balance sheet is 100% unencumbered by secured financings.

We accessed the equity capital markets.

We raised a total of approximately $469.2 million in gross proceeds through one follow-on common equity offering and our ATM Program. In April 2021, we completed an underwritten follow-on primary offering, selling 8,222,500 shares of our common stock for gross proceeds of $193.2 million. In July 2021, we refreshed our ATM Program, through which we may, from time to time, publicly offer and sell shares of our common stock having an aggregate gross sales price of up to $350.0 million. During the year ended December 31, 2021, we sold 10,005,890 shares of common stock under the ATM Program and a predecessor ATM program, at a weighted average price per share of $27.58, generating $276.0 million in gross proceeds.

We further enhanced the strength and diversity of our portfolio.

As of December 31, 2021, our total gross investment in real estate was approximately $3.4 billion, representing 1,451 properties (including 126 properties that secure loans receivable) operated by 311 tenants, as compared to $2.5 billion, representing 1,181 properties (including 115 properties that secure loans receivable) operated by 238 tenants, as of December 31, 2020. As of such date, our top ten tenants collectively accounted for only 19.7% of our annualized base rent, with our largest tenant accounting for 3.3%, as compared to 21.3% and 2.8%, as of December 31, 2020. As of December 31, 2021, our weighted average lease term was 14.0 years, our weighted average rent coverage ratio was 3.7x and our portfolio was 99.9% leased.

We increased our dividend.

Our annualized dividend for the three months ended December 31, 2021 of $1.04 per share of common stock represents an increase of $0.08 per share, or approximately 8.3%, over our annualized dividend for the three months ended December 31, 2020.

We improved our ability to deploy sustainability measures.

In December 2021, we modified our standard lease form, which we typically use in our sale-leaseback transactions, to provide us with the contractual right to make Sustainability Improvements to our properties subject to our new lease form, including, but not limited to, installation of energy efficient lighting and lighting control systems, HVAC controls, insulation, water efficiency systems, solar energy systems and electric vehicle charging stations, and the ability to monitor the tenant’s energy consumption. We also launched the EPRT Sustainability Loan Program, through which we offer certain tenants the opportunity to receive loans from us, with loan proceeds used to implement Sustainability Improvements.

(1)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

2021 Total Stockholder Return. Our strategic objective is to create value for our stockholders by delivering strong operational performance, which we believe will result in attractive total stockholder return (“TSR”), which considers both the change in the price per share of our common stock on the NYSE and the dividends paid per share of common stock during the relevant period, over the long term. The following charts illustrate our TSR during 2021 and since our initial public offering in June 2018, relative to the 2021 Compensation Peer Group (as defined below). From our initial public offering in June 2018 through December 31, 2021, we have the highest TSR relative to the 2021 Compensation Peer Group.

(1)	Our common stock began trading on the NYSE on June 21, 2018.

Executive Compensation Program Highlights

Our executive compensation program is designed to appropriately link our NEO compensation to both our short-term operational performance and our long-term market performance. The following table highlights some key features of our executive compensation program. We believe these practices promote substantial alignment with our stockholder’s interests, and reflect good governance and corporate responsibility.

✓	What We Do:	X	What We Don’t Do:
✓	We Pay for Performance: A substantial portion of our compensation is not guaranteed but rather is linked to the achievement of key operating and financial goals as measured by clear metrics. On average, 82% of our NEOs’ total direct compensation is performance-based and/or at risk.	X	No Automatic Salary Increases or Guaranteed Bonuses: We do not guarantee annual salary increases or bonuses and none of the employment agreements with our NEOs contain such provisions.

✓	We Balance Short-Term and Long-Term Incentives: Our incentive programs provide a balance of annual and longer-term incentives, including a variety of performance metrics that measure both absolute and relative performance.	X	No Guaranteed Incentives: We do not provide multi-year guaranteed incentive awards for our NEOs.

✓	We Can Claw Back Incentive Compensation: Our independent directors have the ability to recoup incentive compensation from an NEO if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by the NEO.	X	No Current Payment of Dividends or Dividend Equivalents on Unvested Performance-Based Restricted Stock Units: Dividend equivalents accrue during the vesting period and are only paid to the extent the underlying performance-based restricted stock units vest.

✓	We Retain an Independent Compensation Consultant: Our Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters.	X	No Excessive Perquisites: Our NEOs are provided with limited perquisites and benefits.

✓	We Seek Alignment with Our Stockholders: We require both our NEOs and our directors to maintain a meaningful ownership stake in the Company at levels specified in our stock ownership policy.	X	No Hedging or Pledging: We have policies that prohibit our officers, directors and employees from hedging their ownership in our stock, and our directors and executive officers from pledging or otherwise encumbering Company securities as collateral for indebtedness.

		X	No Tax Gross-Ups: We do not provide tax gross-ups on any severance, change-in-control or other payments.

		X	No Automatic Change in Control Acceleration: We do not provide “single-trigger” accelerated vesting of equity-based awards upon a change in control. See “—Severance and Change in Control Arrangements” below.

Compensation Philosophy and Objectives

Our executive compensation philosophy is designed to foster a pay-for-performance culture where our NEOs must contribute to the achievement of measurable financial performance goals of the Company in order to increase their cash compensation and also must deliver meaningful returns for our stockholders in order to earn a significant portion of their equity incentive compensation. Each element of our compensation program (discussed in more detail below) is meant to work toward accomplishing the following objectives:

•	To attract and retain highly qualified executive officers;

•	To incentivize executive performance that is consistent with our corporate objectives and stockholder interests;

•

To maintain a well-balanced compensation program that includes a competitive annual base salary but is predominantly focused on variable at-risk pay through the use of our short-term cash incentive and long-term equity-based compensation; and

•	To appropriately consider risk and reward but not promote unnecessary or excessive risk-taking.

How We Determine Compensation

Role of the Compensation Committee. The Compensation Committee, operating pursuant to authority delegated to it by the Board, oversees the design, development and implementation of our executive compensation program. The Compensation Committee also administers our compensation plans and awards for the Company’s directors and NEOs and is primarily responsible for reviewing and approving our compensation policies and the compensation paid to our NEOs. The Compensation Committee’s responsibilities are set forth in its written charter.

Role of Management. Our President and Chief Executive Officer works closely with the Compensation Committee and its consultant to analyze relevant peer data and to provide input into the compensation program design. Management assists the Compensation Committee’s consultant in its review of executive compensation by providing historical compensation information. Management makes recommendations for the program design for the NEOs for consideration by the Compensation Committee.

Role of Compensation Consultant. In 2021, the Compensation Committee engaged Ferguson Partners Consulting L.P. (“FPC”) as its independent compensation consultant to assist the Compensation Committee with the design of our executive compensation program. FPC provided the Compensation Committee with market data and made recommendations regarding the compensation mix and levels with respect to the 2021 executive compensation program described herein. The Compensation Committee has assessed the independence of FPC pursuant to the NYSE rules and the Company concluded that the work performed by FPC did not raise any conflict of interest.

Competitive Market Analysis. In developing our executive compensation program, the Compensation Committee, with the assistance of FPC and management, gathers and reviews the compensation practices, salary levels and target incentive levels of a group of other publicly traded REITs comparable to the Company in terms of size, business model and geography. Periodically, as part of its review of executive compensation, the Compensation Committee, in consultation with FPC, reviews peer group composition and assesses whether any adjustments are appropriate. As described below, the Compensation Committee, with input from FPC, developed a new peer group for consideration in determining 2021 compensation.

Using the below methodology, the Compensation Committee, with input from FPC, developed a new peer group for use in informing 2021 compensation decisions. In developing the 2021 Compensation Peer Group, the Compensation Committee considered various factors, including:

•	Size—to identify peers that fall within 0.3x to 3.0x of our market capitalization and total capitalization;

•	Business activity—with an emphasis on single tenant properties/triple-net REITs; and

•

Geographic location—focus on companies headquartered in the corridor between New York City and Philadelphia, which is in relatively close proximity to our corporate headquarters in Princeton, New Jersey.

The companies selected for the 2021 Compensation Peer Group, per the methodology described above, represented a meaningful shift in peers from the prior year. We do not expect to meaningfully change the peer group on a year-to-year basis, but believed this shift was necessary to more accurately reflect our size, operational activity and geography. Changes to the 2021 Compensation Peer Group, as compared to the prior compensation peer group, are shown below.

Peers Removed	Peers Added
Cedar Realty Trust, Inc.	Acadia Realty Trust
Chatham Lodging Trust	CareTrust REIT, Inc.
Clipper Realty Inc.	EPR Properties
Easterly Government Properties, Inc.	Lexington Realty Trust
Independence Realty Trust, Inc.	LTC Properties, Inc.
One Liberty Properties, Inc.	Physicians Realty Trust
Pennsylvania Real Estate Investment Trust	RPT Realty
Terreno Realty Corporation	Seritage Growth Properties
Spirit Realty Capital, Inc.
Uniti Group Inc.
Urban Edge Properties

The peer group established for evaluating 2021 compensation decisions consists of the following 14 public REITs (the “2021 Compensation Peer Group”):

Company Name	Ticker	Industry	Market Capitalization ($ in millions)	Total Capitalization ($ in millions)
Acadia Realty Trust	AKR	Shopping Centers	$2,017	$4,465
Agree Realty Corporation	ADC	Free Standing	$5,099	$6,998
CareTrust REIT, Inc.	CTRE	Health Care	$2,198	$2,872
EPR Properties	EPR	Specialty	$3,553	$6,947
Four Corners Property Trust, Inc.	FCPT	Free Standing	$2,364	$3,248
Getty Realty Corp.	GTY	Free Standing	$1,499	$2,108
Lexington Realty Trust	LXP	Industrial	$4,447	$6,101
LTC Properties, Inc.	LTC	Health Care	$1,344	$2,075
Physicians Realty Trust	DOC	Health Care	$4,328	$6,480
RPT Realty	RPT	Shopping Centers	$1,147	$2,141
Seritage Growth Properties	SRG	Free Standing	$805	$2,348
Spirit Realty Capital, Inc.	SRC	Free Standing	$6,154	$9,344
Uniti Group Inc.	UNIT	Infrastructure	$3,348	$8,511
Urban Edge Properties	UE	Shopping Centers	$2,318	$4,082
Median			$2,341	$4,082
Mean			$2,901	$4,837

Essential Properties Realty Trust, Inc.	EPRT	Free Standing	$3,609	$4,785
Relative Percentile Ranking			70%-ile	55%-ile

Source: S&P Global, data as of December 31, 2021.

Note: When applicable, units in an operating partnership, representing non-controlling interests, are included in Market Capitalization and Total Capitalization (as applicable).

The compensation peer group described above was used by the Compensation Committee to evaluate pay level and overall compensation design, and was generally driven by both the size of the peer company and the similarity of its business model relative to us. We use a different peer group to evaluate TSR, which, as described more fully herein, is an element used in evaluating certain aspects of our performance-based compensation and includes companies that we believe are more similar to us in terms of business operations and industry focus and an appropriate measure of our relative performance. The peer group we use in evaluating TSR includes the following companies: Agree Realty Corporation, EPR Properties, Four Corners Property Trust, Inc., Getty Realty Corp., National Retail Properties, Inc., Realty Income Corporation, Seritage Growth Properties, Spirit Realty Capital, Inc., STAG Industrial, Inc., and STORE Capital Corporation (the “TSR Peer Group”).

With the assistance of FPC, the Compensation Committee reviewed the 2021 compensation of our NEOs. The review included an evaluation of the Company’s compensation practices, both in terms of pay level and compensation design, relative to those of the 2021 Compensation Peer Group. The Compensation Committee considered base salaries, short-term incentive compensation and long-term equity compensation, as well as the Company’s performance on an absolute and relative basis. The review was intended to provide the Compensation Committee with insight into market pay levels and practices in an effort to design an appropriately competitive compensation program. The Compensation Committee does not target compensation at a specific percentile of peer group data. Rather, the Compensation Committee seeks to develop an overall compensation program that is informed by peer group data, as well as other factors that the committee, in its collective judgment, believes to be relevant. Factors that the Compensation Committee considers include an executive’s experience and performance and internal pay equity among the Company’s senior management team (considering each executive’s respective scope of responsibilities and specific skills, and ability to impact business results) and other business events or conditions.

Consideration of Prior Say-on-Pay Results. In its compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. As part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval by approximately 90% of the votes cast for the Company’s say-on-pay vote at our 2021 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any changes to the Company’s executive compensation program in response to the 2021 say-on-pay vote.

Elements of 2021 Compensation

For 2021, the compensation of our NEOs consisted of three principal components:

	Component	Objective	Key Features
Fixed Compensation	Base Salary	Provides a minimum level of cash compensation to the NEOs.	Used to provide competitive compensation designed to reflect the contributions and skill levels of each executive.

Variable Compensation	Short-Term Incentive Program	Rewards achievement of annual goals and objectives and provides at-risk, comprehensive opportunities to earn additional compensation linked to company-wide and individual performance.

•  Generally awarded 100% in cash and expressed as a percentage of base salary.

•  75% of our short-term incentive program is performance-based (e.g., AFFO(1) per share, Net Investments, Cash G&A Expense(1), SS Rent Growth(1), Net Debt-to-Annualized Adjusted EBITDAre Ratio(1), ESG), and the remaining 25% is based on qualitative, individual performance.

	Long-Term Incentive Program	Encourage actions for long-term stockholder value by incentivizing long-term performance and aligning the interests of the NEOs and the stockholders.

•  Generally, 60% of our Long-Term Incentive Program (“LTIP”) is performance-based, and 40% is time-based.

•  With respect to our performance-based LTIP program, 75% is based on three-year TSR relative to the TSR Peer Group, and 25% is based on a subjective evaluation of achievement of strategic objectives; with respect to our time-based LTIP program awards generally vest in annual increments over a four-year period, subject to continued employment.

(1)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The following chart presents the overall target mix of compensation elements for the CEO and all other NEOs as a group for 2021:

Set forth below is a discussion of each of the main components of 2021 compensation for our NEOs.

In designing and implementing base salary, short-term incentives and long-term incentives, the Compensation Committee considered, among other things, information provided by FPC to assist it in analyzing the compensation practices of the 2021 Compensation Peer Group and creating an overall compensation program that is competitive and appropriately incentivizes our NEOs.

Base Salary. Base salary represents a minimum level of cash compensation to our NEOs. Our goal in setting base salary amounts is to provide competitive compensation that reflects the contributions and skill levels of each executive. Based on a review of the market data provided by FPC, and in consideration of strong Company and individual performance, it was determined that a 20% increase to our CEO’s base salary was appropriate and warranted to maintain competitiveness with the 2021 Compensation Peer Group and to retain and incentivize our CEO.

	2020 Base Salary	2021 Base Salary	Percent Change
Peter M. Mavoides	$500,000	$600,000	20.00%
Gregg A. Seibert	$400,000	$425,000	6.25%
Mark E. Patten	$350,000	$350,000	0.00%

Short-Term Incentives. Payment opportunities for cash awards under the annual cash bonus program are expressed as a percentage of base salary and reflect each individual’s contributions to the Company and the market level of compensation for such position. We have designed our annual cash bonus program to motivate the Company’s executive officers to achieve performance goals established by the Compensation Committee that reinforce our annual business plan, to assist the Company in attracting and retaining qualified executives and to promote the alignment of the NEOs’ interests with those of the Company’s stockholders. The following tables show the key components of our short-term incentive plan during 2020 and 2021. Due to the significant uncertainty created by the COVID-19 pandemic, the Compensation Committee determined that discretion and flexibility for the 2020 annual cash bonuses was prudent; accordingly, 50% of 2020 short-term incentive compensation was based on a qualitative assessment of performance, with the remaining 50% based on specified performance metrics. During 2021, the Compensation Committee decided to return to our historical practice whereby 75% of our short-term incentive program is performance-based, and the remaining 25% is based on a qualitative assessment of an executive’s performance.

(1)	Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

For 2021, the Compensation Committee approved the following threshold, target and maximum cash bonus award opportunities, expressed as a percentage of base salary, which the executives are eligible to receive under the annual cash bonus program. Each of the NEO’s 2021 payout opportunities increased at Target (which was 100% in 2020) and Maximum (which was 150% in 2020) to further motivate and emphasize short-term performance as conditions normalized in 2021 after the general uncertainty created by COVID-19 in the prior year. Straight line interpolation is used to determine awards for results in between performance levels:

	Payout Opportunities (as a percentage of base salary)
Name	Threshold	Target	Maximum
Peter M. Mavoides	50%	140%	225%
Gregg A. Seibert	50%	115%	175%
Mark E. Patten	50%	115%	175%

As illustrated in the chart below, Messrs. Mavoides, Seibert and Patten’s annual cash bonuses are weighted 75% based on corporate performance metrics and 25% on individual metrics.

	Allocation of Performance Metrics
Name	Corporate	Individual
Peter M. Mavoides	75%	25%
Gregg A. Seibert	75%	25%
Mark E. Patten	75%	25%

Corporate Metrics, Weightings and Results. For 2021, the Compensation Committee identified the following performance criteria (and assigned the associated weightings out of the total) to evaluate corporate performance:

	Allocation of Performance Metrics
Name	AFFO Per Share	Net Investments	Cash G&A Expense	SS Rent Growth	Net Debt-to- Annualized Adjusted EBITDAre Ratio	ESG	Individual Performance
Peter M. Mavoides	25.00%	15.00%	N/A	15.00%	15.00%	5.00%	25.00%
Gregg A. Seibert	25.00%	25.00%	10.00%	15.00%	N/A	N/A	25.00%
Mark E. Patten	25.00%	N/A	15.00%	N/A	25.00%	10.00%	25.00%

2021 Corporate Metric performance levels and results are shown below:

Corporate Performance Metric #1: AFFO Per Share(1)

Weighting	Threshold	Target	High	2021 Results
25.00%	$1.24	$1.27	$1.29	$1.34

Why is this metric important? We believe Adjusted FFO, which is derived from Core FFO and FFO as described below, is an appropriate supplemental measure of our operating performance and a measure that is used by many investors to evaluate our performance. Funds from operations (“FFO”) may facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization (which are dependent on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions) and net gains and losses on sales. In addition, FFO is a measure commonly used in the Company’s industry and we believe that this measure is useful to investors and analysts, because it provides important supplemental information concerning the Company’s operating performance. We calculate FFO, Core FFO and Adjusted FFO as described below.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), including the pro rata share of such adjustments of unconsolidated subsidiaries.

We compute Core FFO by adjusting FFO, as defined by NAREIT, to exclude certain GAAP income and expense amounts that we believe are infrequent and unusual in nature and/or not related to our core real estate operations. Items included in calculating FFO that may be excluded in calculating Core FFO include certain transaction related gains, losses, income or expense or other non-core amounts as they occur.

We compute Adjusted FFO by modifying Core FFO to include other adjustments to GAAP net income related to certain items that we believe are not indicative of operating performance, including straight-line rental revenue, non-cash interest expense, non-cash compensation expense, other amortization and non-cash charges, capitalized interest expense and transaction costs.

Performance: In 2021, we achieved $1.34 in AFFO per share, resulting in achievement above the high hurdle.

(1)	AFFO is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Corporate Performance Metric #2: Net Investments

Weighting	Threshold	Target	High	2021 Results
0.00% to 25.00%	$380.0 million	$480.0 million	$580.0 million	$814.4 million

Why is this metric important? Net investments is the primary metric by which the Company tracks how much it is investing in growing its portfolio, and therefore how well it is advancing its external growth strategy. The Threshold, Target and High levels are determined based on annual forecasts of net investment activity and are not explicitly tied to prior year results.

Net investments is calculated as the purchase price of investments made less the sales price of properties sold and less any notes receivable principal repayments during the year ended December 31, 2021.

Performance: In 2021, we achieved $814.4 million in net investments, resulting in achievement above the high hurdle.

Corporate Performance Metric #3: Cash G&A Expense(1)

Weighting	Threshold	Target	High	2021 Results
0.00% to 15.00%	$20.2 million	$20.0 million	$19.8 million	$18.6 million

Why is this metric important? The Company believes it is appropriate to consider the cash spent on its overhead costs, as this affects the overall cash flow generated by the Company and efficient spending generally is correlated with increasing stockholder value, while recognizing the strategic need for additional cash G&A expense on an absolute year-over-year basis as the Company grows.

The Company calculates its cash general and administrative expense (“G&A”) as total recognized G&A less certain non-recurring expenses and non-cash expenses, primarily compensation expense (see Annex A).

Performance: In 2021 our cash G&A expense was $18.6 million, resulting in achievement above the high hurdle.

(1)	Cash G&A Expense is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Corporate Performance Metric #4: SS Rent Growth

Weighting	Threshold	Target	High	2021 Results
0.00% to 15.00%	1.15%	1.25%	1.35%	1.35%

Why is this metric important? The Company believes it is appropriate to consider changes in same-store contractual cash rent for the quarter ended December 31, 2021 relative to the quarter ended December 31, 2020 when evaluating its portfolio, as it reflects aspects of our asset management efforts, such as leasing, releasing and dispositions, as well as changes in cash rent due to contractual rent escalation provisions contained in our leases. The same-store portfolio includes all properties owned or serving as collateral for our loans, excluding properties under construction, for the period September 30, 2020 through December 31, 2021. Contractual cash rent refers to the amount of cash rent and interest our tenants/borrowers are contractually obligated to pay pursuant to our leases or mortgage loans (excludes percentage rent and redevelopment properties currently not generating revenue). During 2020, due to the distortions in property operations caused by the COVID-19 pandemic, we evaluated annualized base rent retention (which compared actual annualized base rent collected for a quarterly period attributable to properties owned at the end of such period to the annualized base rent due for such period for such properties). During 2021, with the effects of the pandemic waning, we returned to evaluating a metric that focuses on same-store contractual cash rent growth.

Performance: In 2021, we achieved 1.35% in SS Rent Growth, resulting in achievement at the high hurdle.

Corporate Performance Metric #5: Net Debt-to-Annualized Adjusted EBITDAre Ratio(1)

Weighting	Threshold	Target	High	2021 Results
0.00% to 25.00%	5.20x	5.00x	4.80x	4.70x

Why is this metric important? The Company’s Net Debt-to-Annualized Adjusted EBTIDAre Ratio is a meaningful metric of the Company’s leverage indicative of whether its balance sheet is positioned to fund external growth opportunities while maintaining a conservative long-term leverage profile. The Threshold, Target and High levels are determined based on annual forecasts and are not explicitly tied to prior year results.

The Company calculates its net debt as its gross debt (defined as total debt plus net deferred financing costs on its secured borrowings) less cash and cash equivalents and restricted cash deposits held for the benefit of lenders.

The Company believes excluding cash and cash equivalents and restricted cash deposits held for the benefit of lenders from gross debt, all of which could be used to repay debt, provides an estimate of the net contractual amount of borrowed capital to be repaid, which it believes is a beneficial disclosure to investors and analysts.

The Company calculates EBITDA as earnings before interest, income taxes and depreciation and amortization. The Company computes EBITDAre in accordance with the definition adopted by NAREIT. NAREIT defines EBITDAre as EBITDA (as defined above) excluding gains (or losses) from the sales of depreciable property and real estate impairment losses. It presents EBITDA and EBITDAre, because they are measures commonly used in the Company’s industry and it believes that these measures are useful to investors and analysts because they provide important supplemental information concerning the Company’s operating performance, exclusive of certain non-cash items and other costs. It uses EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity.

Performance: As of December 31, 2021, we achieved a Net Debt-to-Annualized Adjusted EBITDAre Ratio of 4.70x, resulting in achievement above the high hurdle.

(1)

The Net Debt-to-Annualized Adjusted EBITDAre Ratio is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Corporate Performance Metric #6: ESG

Weighting	Threshold	Target	High	2021 Results
0.00% to 10.00%	1	3	5	3.5

Why is this metric important? The Company believes that sustainability, a positive corporate culture that acknowledges the importance of its stockholders, tenants, employees, business associates and good corporate citizenship, and effective corporate governance are critical to its ability to create long-term value for its stockholders. Accordingly, the Compensation Committee believes that it is appropriate to consider ESG matters when establishing goals for the Company’s NEOs and in making certain compensation decisions. To this end, the Compensation Committee engaged in a qualitative evaluation of the Company’s ESG initiatives during 2021.

The Compensation Committee considered various matters, including those disclosed under “Corporate Responsibility” above and, in particular:

•	the initiation of the Company’s sustainability loan program, pursuant to which it offers loans to tenants to finance sustainability targeted improvements at certain of our properties;

•	initiatives to develop relationships with energy management firms that may provide tenants with cost saving opportunities and improve the environmental efficiency at certain of our properties;

•

the implementation of the modifications to our standard lease terms to provide us with the right to implement certain sustainability measures directly at our properties and to require tenants to periodically provide us, at least annually, with information regarding their resource consumption, such as electricity and water usage;

•	enhanced sustainability practices at our corporate headquarters; and

•	developing and maintaining a competitive and equitable compensation program, and a diverse, inclusive and dynamic work environment that provides meaningful opportunities for professional advancement.

Performance: Through a qualitative assessment, we achieved an ESG score of 3.5, resulting in an achievement between the target and the high hurdle.

Individual Metrics, Weights and Results. For 2021, the Compensation Committee considered both qualitative and quantitative criteria, including investor engagement, closing cost, control, employee management, investment quality, and asset management when determining each individual’s overall performance.

Progress made on the individual metrics include the following:

•	The portfolio had 99.9% occupancy and a weighted average remaining lease term of 14.0 years as of December 31, 2021.

•

During the year the Company held over 150 virtual or face-to-face meetings with investors, attended eight industry/REIT conferences, completed numerous virtual non-deal roadshows and had coverage from 14 sell side analysts at December 31, 2021.

•	In 2021, the Company’s investments were completed at a weighted average going-in cash cap rate of 7.0%, which was approximately 548 bps above the 10-Year Treasury Note yield at December 31, 2021.

2021 Payouts. For 2021, each NEO earned a cash bonus based on the weighted achievement of the corporate and individual performance metrics. The following table shows the actual payouts for each NEO under the annual cash bonus program for 2021:

Name	Actual Payout	% of Target Bonus Opportunity
Peter M. Mavoides	$1,325,000	158%
Gregg A. Seibert	$731,000	150%
Mark E. Patten	$602,000	150%

Long-Term Incentives. The Compensation Committee makes awards of time-based and performance-based restricted share units to officers, directors and key employees of the Company, including our NEOs. We expect to continue to make equity grants to our NEOs as part of our annual compensation program to align their long-term interests with those of our stockholders and to maintain the competitiveness of our total compensation package.

With respect to 2021, we granted time-based restricted stock units (“RSUs”) and performance-based RSUs to our NEOs. These awards are designed to:

•	Enable our NEOs to establish meaningful equity stakes in the Company and directly align the interests of our NEOs with those of our stockholders; and

•

Enable us to deliver competitive compensation to our NEOs at levels deemed sufficient to attract, retain and motivate our NEOs to seek superior TSR and deliver positive long-term operational performance.

In determining the dollar-denominated value of the 2021 time-based RSU and performance-based RSU grants, the Compensation Committee analyzed:

•	The Company’s strong operational and TSR performance;

•	The role and responsibilities of the individual;

•	Individual performance history; and

•	Prevailing market practices based on market data provided by FPC with respect to our peer group.

For 2021, the Compensation Committee approved the following notional equity grant values:

	2021 Target Value of Equity Grant
Name	Performance- Based RSUs	Time-Based RSUs	Total Award Value
Peter M. Mavoides	$1,920,000	$1,280,000	$3,200,000
Gregg A. Seibert	$480,000	$320,000	$800,000
Mark E. Patten	$210,000	$140,000	$350,000

In review of the market data provided by FPC, and in consideration of Company and individual performance, it was determined that a meaningful increase to our CEO’s total equity award ($1,550,000 in 2020) was appropriate and warranted to maintain competitiveness with the 2021 Compensation Peer Group and to motivate, retain, and incentivize our CEO. Further, providing the most meaningful increase to our CEO’s compensation in the form of equity (60% of which is performance-based), continues to align our CEO with stockholders and exemplifies our pay-for-performance philosophy.

Time-based RSUs vest ratably in annual increments over a four-year period, subject to the continued employment of the NEO.

Performance-based RSUs are eligible for vesting at the end of a three-year performance period ending December 31, 2023. 75% of the performance-based RSUs can vest based on the compounded TSR over the performance period of the Company relative to the TSR Peer Group described above and 25% of the RSUs can vest based on the Compensation Committee’s subjective evaluation of the achievement of strategic objectives deemed relevant by the Compensation Committee during the performance period.

If earned, shares of common stock representing 50% of the earned amount of performance-based RSUs will vest on December 31, 2023 and the remaining 50% will vest on December 31, 2024. For purposes of this calculation, TSR is calculated as the compounded annual growth rate, expressed as a percentage, in the value per share of common stock during the performance period due to the appreciation in the price per share of common stock and dividends paid to a stockholder with respect to one share of common stock during the performance period, assuming dividends are reinvested on the ex-dividend date (“Compounded Annual TSR”). For purposes of this calculation, the beginning and ending share price of our common stock and those of the Performance Peer Group constituents are based on a 20-day trailing average closing stock price.

Holders of time-based RSUs are entitled to dividends when paid by the Company. Holders of performance-based RSUs are not entitled to dividends paid on the underlying common stock. Instead, the number of shares of common stock underlying any performance-based RSU will be increased by an amount equal to (a) the product of the total number of shares subject to such RSU immediately prior to any dividend date multiplied by the amount of any cash dividend paid per share of common stock divided by (b) the fair market value of a share of common stock on such dividend date (any such additional shares shall be subject to the same vesting conditions and payment terms as the shares to which they relate).

Performance-Based Component. With respect to the performance-based RSUs that may be earned and become vested based on the above performance criteria over the performance period, the actual number of performance-based RSUs that may be earned and become vested will be between 0% and 250% of the target amount, depending on our level of achievement of the performance criteria over the performance period. The specific targets and corresponding award levels are contained in the graphic below:

Threshold, target and maximum performance result in the NEOs earning 50%, 100% or 250% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs under the performance-based component are earned for performance below the threshold level, and payout is capped at 250% of the target number even if performance exceeds the maximum level.

Results of 2019 Performance-Based RSU Grants

In 2019, Messrs. Mavoides and Seibert each received awards of performance-based RSUs that covered a three-year performance period ended December 31, 2021, with (i) 75% of the award based on our TSR relative to the TSR Peer Group over the performance period, and (ii) the remaining 25% of the award based on the Compensation Committee’s subjective evaluation of the officer’s achievement of strategic objectives deemed relevant by the Compensation Committee during the performance period (the “2019 Performance RSUs”).

Mr. Mavoides was awarded 66,160 and Mr. Seibert was awarded 26,464, in each case at target, 2019 Performance RSUs. Mr. Patten did not receive any 2019 Performance RSUs as he was appointed as our Executive Vice President, Chief Financial Officer and Treasurer on August 10, 2020.

The specific requirements and corresponding award levels for the 75% of the 2019 Performance RSUs which vest based on relative TSR are contained in the table below:

Performance Level	TSR Relative to TSR Peer Group Over Performance Period	RSUs Earned as a Percentage of Target
Threshold	30th Percentile	50%
Target	50th Percentile	100%
Maximum	75th Percentile	250%

The Company’s TSR during the performance period was 30.2% relative to a TSR of 8.63% at the 75th percentile for the TSR Peer Group. Accordingly, the Company achieved a TSR at the maximum level.

With respect to the 25% of the 2019 Performance RSUs which vest based on a subjective evaluation of the officer’s achievement of relevant strategic objectives, an officer can earn up to 250% of the target award, and the Compensation Committee considered the following factors with respect to Messrs. Mavoides and Seibert:

Subjective Performance Factors
Mr. Mavoides	Mr. Seibert

•  Overall leadership of the Company and its superior operating performance, robust net investment activity, operating efficiency and financial flexibility;

•  Strong tenant relationships;

•  Contributions with respect to recruiting and developing executive talent;

•  Contributions to a collaborative and inclusive culture; and

•  Response to the COVID-19 pandemic and economic and market-related challenges, including actions taken to maximize rent collections and tenant retention, and balancing investments with conservatism to best position the Company to meet future opportunities.

•  Excellence in oversight of the Company’s origination, credit, closing and asset management functions;

•  Contributions to superior operating performance, robust net investment activity and operating efficiency;

•  Strong tenant relationships;

•  Contributions with respect to recruiting and developing executive talent;

•  Contributions to a collaborative and inclusive culture; and

•  Leadership and flexibility in responding to the challenges of the COVID-19 pandemic.

In evaluating the foregoing subjective matters, the Compensation Committee also considered:

•	Net investment activity of approximately $2.1 billion during the three years ended December 31, 2021 and the characteristics thereof;

•	Growing our common dividend from an annualized rate of $0.84 per share for the quarter ended December 31, 2018 to $1.04 per share for the quarter ended December 31, 2021;

•	Raising approximately $1.3 billion in common equity during the three years ended December 31, 2021;

•	Achieving an investment grade rating for our senior unsecured notes of Baa3/BBB-/BBB- (Moody’s / S&P / Fitch); and

•	Maintaining strong collections, including collections of 91% during 2020, when we were most adversely affected by the COVID-19 pandemic.

After careful consideration of the above factors, the Compensation Committee determined that each of Messrs. Mavoides and Seibert performed at a level commensurate with an award at 250% of target.

2019 Performance RSU Results. Based on the above, including the achievement at the maximum level of the 75% portion of the 2019 Performance RSUs based on relative TSR, and achievement at the maximum level of the 25% portion of the 2019 Performance RSUs based on the Compensation Committee’s subjective evaluation of the officer’s achievement of strategic objectives deemed relevant by the Compensation Committee during the performance period, Messrs. Mavoides and Seibert achieved the performance-based vesting of the 2019 Performance RSUs at 250% of target. Accordingly, the number of shares earned based on performance with respect to the 2019 Performance RSUs were as follows, with one-half vesting on December 31, 2021 and the remaining half vesting on December 31, 2022:

Name	Number of Shares Earned(1)
Peter M. Mavoides	192,220
Gregg A. Seibert	76,885

(1)

For Messrs. Mavoides and Seibert includes 10,728 and 4,291 shares, respectively, with respect to cash dividends paid during the period the 2019 Performance RSUs were outstanding (75% of such shares allocated to the TSR based awards and the remaining 25% allocated to the subjective awards).

2022 Employment Agreement and One-Time Retention Equity Award to Mr. Mavoides

On January 1, 2022, the Company entered into an amended and restated employment agreement (the “Amended and Restated Employment Agreement”) with Mr. Mavoides, in order to retain his service through a long-term and further incentivize his performance. The Amended and Restated Employment Agreement provides for an initial term of five years (through December 31, 2026) with automatic one-year extension periods absent prior written notice electing not to extend Mr. Mavoides’ employment by the Company or Mr. Mavoides. The original agreement was scheduled to expire on June 25, 2022. During the employment term, Mr. Mavoides will receive a base salary at an annual rate not less than $600,000. For each fiscal year during the term of the Amended and Restated Employment Agreement, Mr. Mavoides will be eligible to receive an annual performance bonus (the “Annual Performance Bonus”) with a minimum target annual bonus equal to 125% of Base Salary. The amount of the Annual Performance Bonus earned for any year will be determined based upon the achievement of annual performance targets as established by the Compensation Committee.

In addition, in recognition of Mr. Mavoides’ continued employment as President and Chief Executive Officer, Mr. Mavoides received a one-time retention equity award with a target grant date fair value equal to $3,000,000 and delivered as follows: (i) $1,000,000 delivered as time-based RSUs, vesting in 50% increments on each of the four-year and five-year anniversary of the grant date, subject to Mr. Mavoides continued service through the applicable vesting date, and (ii) $2,000,000 delivered as performance-based RSUs, with vesting based on the Company’s adjusted funds from operations performance over a four-year performance period, and the opportunity to earn up to 200% payout of the performance-based RSUs based on such performance. To the extent the performance goals are achieved, the performance award will vest in 50% increments on each of the four-year and five-year anniversary of the grant date, subject to Mr. Mavoides continued service through the applicable vesting date.

If Mr. Mavoides’ employment is terminated during the term of the Amended and Restated Employment Agreement (i) by the Company without “Cause” or (ii) by Mr. Mavoides for “Good Reason” (each, as defined in Amended and Restated Employment Agreement), Mr. Mavoides will be entitled to receive: (a) accrued benefits; (b) an amount equal to two times the sum of (x) his Base Salary plus (y) the average Annual Performance Bonus actually paid to him for the three years prior to the year in which the date of termination occurs; provided, however, that if the date of termination occurs during the 24 months following a Change in Control (as defined in the Amended and Restated Employment Agreement) (the “CIC Period”), an amount equal to three times the sum of (x) his Base Salary plus (y) the target Annual Performance Bonus for the year in which the date of termination occurred, payable in equal installments over 24 months (or over 36 months if the termination occurs during the CIC Period); (c) a pro rata Annual Performance Bonus, based on actual performance and prorated for the portion of the fiscal year Mr. Mavoides was employed prior to the date of termination; (d) up to 18 months of continued health care coverage; and (e) the vesting of any outstanding awards granted under any equity plans, with such awards to be payable within 60 days following the date of termination.

401(k) Plan

We maintain a qualified 401(k) savings plan for the benefit of our employees, including our NEOs. The 401(k) plan allows participants to contribute up to 100% of his or her pre-tax cash compensation, up to the annual maximum statutory limit allowed under Internal Revenue Service guidelines. Our 401(k) plan allows for discretionary matching of employee contributions. We make matching contributions equal to 100% of the first 6% of eligible compensation contributed by participants. Participants are always vested in both their own contributions to the plan and in our matching contributions to the plan.

Severance and Change in Control Arrangements

Our NEOs are eligible for severance payments and benefits in the event of an involuntary termination of employment without “cause” or for “good reason,” as well as certain benefits in connection with a change in control of the Company. Our NEOs are also eligible for “double trigger” severance payments and benefits in the event of an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a change in control of the Company. Our equity awards are also designed to be “double trigger,” so long as such awards are allowed to continue in effect following any change in control transaction on substantially equivalent terms and conditions to those applicable prior to such transaction.

For detailed information on the estimated potential payments and benefits payable to the NEOs in the event of their termination of employment, including following a change in control of the Company, see the section titled “Potential Payments Upon Termination.”

Perquisites and Other Personal Benefits

We do not provide our NEOs with perquisites or other personal benefits.

We do not provide tax reimbursements or any other tax payments, including excise tax “gross-ups,” to any of our executive officers.

Other Compensation Policies

Clawback Policy. In the event of a material restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), the Compensation Committee will review the performance-based compensation of the Company’s NEOs for the three years prior to such material restatement. The Compensation Committee will determine whether the amount of any performance-based compensation actually paid or awarded to a NEO (the “Awarded Compensation”) would have been lower if it had been calculated based on such restated financial statements (the “Actual Compensation”) and whether such NEO engaged in actual fraud or willful unlawful misconduct that materially contributed to the need for the restatement. If it determines those two things, the Compensation Committee may direct the Company to recoup all or a portion of the after-tax portion of the difference between the Awarded Compensation and the Actual Compensation.

Process for Approving Long-Term Incentive Awards. The Compensation Committee approves long-term incentive awards (including time- and performance-based RSUs) on an annual basis. As appropriate during the year, the Compensation Committee may approve long-term incentive awards to newly hired or promoted executives. The number of RSUs awarded to an individual is determined by a formula that divides the compensation value of the overall award by the closing market price of our common stock on the NYSE on the date prior to the date of grant.

Compensation Risk Assessment

The Company and the Compensation Committee consider many factors in making compensation decisions for our NEOs. One factor is the risk associated with our compensation programs. During the first quarter of fiscal year 2022, the Compensation Committee conducted its annual risk assessment of our compensation policies and practices covering all employees. After a review and assessment of potential risks, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee took into account the following factors, among others:

•	the Compensation Committee engages an independent, external compensation consultant to assist with developing the executive compensation program;

•	the Compensation Committee maintains the right, in its sole discretion, to modify the compensation policies and practices at any time;

•	the Compensation Committee has elected to use time-based RSUs and performance-based RSUs that provide our NEOs with a significant interest in the Company’s long-term performance;

•	short-term cash incentive awards are based on a number of metrics related to Company financial and operational goals;

•	our stock ownership policy requires our NEOs and directors to own meaningful levels of our stock; and

•

the Company may recover all or a portion of any bonus or incentive compensation paid, or cancel stock-based awards granted, to the NEO if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the Company’s NEOs.

Executive and Board Stock Ownership Requirements

We have implemented stock ownership requirements for the Company’s Chief Executive Officer and the other NEOs to align the interests of these individuals with the interests of our stockholders. The minimum share requirement is five times base salary for our Chief Executive Officer and three times base salary for the other NEOs. Each executive has five years from the later of the date of adoption of the ownership policy or date of appointment to an executive-level position to achieve the requirement. All vested and unvested restricted share and time-based RSU awards, earned performance equity compensation subject to time vesting, and securities convertible into or exercisable or exchangeable for common stock qualify towards satisfaction of the requirement. Unearned performance equity awards do not qualify towards the requirement. As of the record date, all of our NEOs satisfy the minimum stock ownership requirements. Additionally, we generally require each of our directors that is not employed by the Company to own a number of shares of common stock with a value equal to at least five times such director’s base annual cash retainer within five years of election to the Board.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed the disclosures in the section titled “Compensation Discussion and Analysis” contained in the Proxy Statement and has discussed such disclosures with the management of Essential Properties Realty Trust, Inc., a Maryland corporation. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the “Compensation Discussion and Analysis” be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

This report was delivered by the Compensation Committee on March 30, 2022.

Members of the Compensation Committee

Joyce DeLucca, Chair Paul T. Bossidy Heather L. Neary

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of the Company.

Compensation Tables

2021 Summary Compensation Table

The following table presents compensation paid or awarded to our NEOs with respect to the year ended December 31, 2021 and, to the extent required by SEC disclosure rules, the years ended December 31, 2020 and 2019 (dollar amounts in thousands):

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Nonqualified Deferred Compensation Earnings	All Other Compensation(3)		Total
Peter M. Mavoides	2021	$600	$—	$3,953	$—	$1,325	$—	$15		$5,893
President and Chief	2020	$500	$500	$1,765	$—	$—	$—	$14		$2,779
Executive Officer (principal executive officer)	2019	$500	$425	$1,456	$—	$—	$—	$7		$2,388

Gregg A. Seibert	2021	$425	$—	$988	$—	$731	$—	$—		$2,144
Executive Vice	2020	$400	$400	$854	$—	$—	$—	$—		$1,654
President and Chief Operating Officer	2019	$400	$320	$583	$—	$—	$—	$—		$1,303

Mark E. Patten(4)	2021	$350	$—	$432	$—	$602	$—	$9		$1,393
Executive Vice President,	2020	$139	$200	$1,243	$—	$—	$—	$50	(5)	$1,632
Chief Financial Officer (principal financial officer) and Treasurer	2019	$—	$—	$—	$—	$—	$—	$—		$—

(1)

Amounts reported in this column for 2019, 2020 and 2021 for time-based restricted share awards and RSUs granted during the relevant year reflect the full grant date fair value computed in accordance with ASC Topic 718. The grant date fair value of time-based RSUs was calculated based on the number of shares subject to the award multiplied by the average market price on the date of grant. Amounts reported in this column for 2019, 2020 and 2021 for performance-based RSUs granted during the relevant year reflect the grant date fair value of the 75% portion attributable to the relative TSR performance metric computed in accordance with ASC Topic 718. Because the 25% subjective component is not viewed as granted under ASC Topic 718 until the year in which the Compensation Committee determines achievement, there is no grant date fair value reported for such component until the year of Compensation Committee determination and a grant date fair value for such portion will be reported in the Summary Compensation Table in the year of such determination. The following table shows the 2021 grant date fair value of the time-based RSUs, the TSR portion of the performance-based RSUs based on the target achievement level and the TSR portion of the performance-based RSUs based on the highest level of performance conditions achieved:

		Value of 2021 Grants at Grant Date
Name	Time- Based Vesting Awards ($)	Expected Level of Performance Conditions Achieved ($)	Maximum Level of Performance Conditions Achieved ($)
Peter M. Mavoides	1,293	2,660	6,650
Gregg A. Seibert	323	665	1,663
Mark E. Patten	141	291	728

(2)	The amounts reported in this column for 2021 represent the annual incentive compensation received by each NEO based on 2021 performance.
(3)	The amounts reported in this column for 2021 represent matching contributions to our 401(k) plan.
(4)	Mr. Patten was appointed our Executive Vice President, Chief Financial Officer and Treasurer on August 10, 2020.
(5)	Represents a one-time cash payment in connection with Mr. Patten’s recruitment to become the Executive Vice President, Chief Financial Officer and Treasurer of the Company.

2021 Grant of Plan-Based Awards

								All Other Stock Awards:	Grant Date Fair Value of Stock and Option Awards ($000s)(4)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (S)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			Number of Shares of Stock or Units (#)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter M. Mavoides	—	42,000	840,000	1,350,000	—	—	—	—	—
	2/22/2021	—	—	—	31,264	62,527	156,318	—	2,660
	2/22/2021	—	—	—	—	—	—	55,579	1,293

Gregg A. Seibert	—	48,875	488,750	743,750	—	—	—	—	—
	2/22/2021	—	—	—	7,816	15,632	39,080	—	665
	2/22/2021	—	—	—	—	—	—	13,894	323

Mark E. Patten	—	40,250	402,500	612,500	—	—	—	—	—
	2/22/2021	—	—	—	3,420	6,839	17,098	—	291
	2/22/2021	—	—	—	—	—	—	6,079	141

(1)

Represents potential payouts under the short-term incentive program. Please see the “Non-Equity Incentive Plan Compensation” column in the 2021 Summary Compensation Table for the amount received by each NEO for 2021 and the CD&A for further information regarding the 2021 short-term incentive program.

(2)

Represents payouts under the Equity Incentive Plan for the TSR portion of the performance-based RSUs awarded in 2021 for the performance period running from January 1, 2021 through December 31, 2023. The “threshold” number of RSUs represents 50% of the performance RSUs granted and is the number of RSUs that would vest based on achieving the minimum TSR goal during the performance period relative to that of the applicable peer group. The “target” number of RSUs represents 100% of the performance RSUs granted and is the number of RSUs that would vest based on achieving the target TSR goal during the performance period relative to that of the applicable peer group. The “maximum” number of RSUs shown is 250% of the performance RSUs granted and is the number of RSUs that would vest based on achieving the maximum TSR goal during the performance period relative to that of the applicable peer group. Because the subjective component is not viewed as granted for accounting purposes until the Compensation Committee determines the achievement level, this table only reflects the TSR component of the performance-based RSUs granted during 2021 and the subjective component will be reflected in this table in the year of determination.
(3)

Represents time-based RSUs granted during 2021 that vest in annual increments over a four-year period on each anniversary of January 18th, subject to the continued employment of the NEO through the applicable vesting date.

(4)

Amounts represent the grant date fair value of RSUs awards reported in this table and granted during 2021, calculated in accordance with ASC Topic 718. For a discussion of the assumptions used to calculate the value of all RSU awards made to NEOs, refer to Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Outstanding Equity Awards at December 31, 2021

The following table provides information about the outstanding equity-based awards held by each of our NEOs as of December 31, 2021 (dollar amounts in thousands):

Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Peter M. Mavoides	174,230	$5,023	323,565	$9,328
Gregg A. Seibert	62,318	$1,787	107,820	$3,108
Mark E. Patten	52,622	$1,517	22,795	$657

(1)

Amounts reported in this column represent (1) with respect to Mr. Patten, 69,814 RSUs granted on August 10, 2020 which vest in one-third annual increments on the first, second and third anniversaries of the date of grant, subject to Mr. Patten’s continued employment through such date, (2) RSUs granted to our NEOs on January 8, 2019 (Mr. Mavoides, 22,053 RSUs; Mr. Seibert, 8,821 RSUs), January 8, 2020 (Mr. Mavoides, 15,352 RSUs; Mr. Seibert, 7,428 RSUs) and February 22, 2021 (Mr. Mavoides, 55,579 RSUs; Mr. Seibert, 13,894 RSUs; Mr. Patten, 6,079 RSUs), which vest in one-quarter annual increments on the first, second, third and fourth anniversaries of the date of grant (for the 2019 and 2020 awards) or January 18, 2021 (for the 2021 awards), subject to the NEO’s continued employment through such date, and (3) one-half of the performance RSUs, initially granted to Messrs. Mavoides and Seibert on January 8, 2019, and certified for issuance by the Compensation Committee following the completion of the three-year performance period on December 31, 2021 (Mr. Mavoides, 96,110 RSUs; Mr. Seibert, 38,443 RSUs), which vest on December 31, 2022, subject to each such NEO’s continued employment through such date.

(2)	Market value is based on our closing share price on December 31, 2021 of $28.83 per share.
(3)

Amounts reported in this column represent performance-based RSUs at their expected vesting level granted to our NEOs on January 8, 2020 (Mr. Mavoides, 46,057 Target RSUs; Mr. Seibert, 22,286 Target RSUs) and February 22, 2021 (Mr. Mavoides, 83,369 Target RSUs; Mr. Seibert, 20,842 RSUs; Mr. Patten, 9,118 RSUs), which vest in one-half increments on December 31, 2022 and 2023 and December 31, 2023 and 2024, respectively, subject to each such NEO’s continued employment through such date. With respect to each award, the number of shares that will actually vest is dependent upon our performance during the applicable three-year performance period.

2021 Options Exercised and Stock Vested

The following table sets forth certain information regarding the vesting of equity awards held by each NEO during 2021 (dollar amounts in thousands):

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter M. Mavoides	202,236	$5,611
Gregg A. Seibert	117,773	$3,251
Mark E. Patten	23,271	$700

Pension Benefits and Nonqualified Deferred Compensation

We do not provide any retirement benefits other than the opportunity to participate in a 401(k) plan. We do not currently sponsor any qualified or non-qualified defined benefit plans, any non-qualified defined contribution plans or any deferred compensation plans.

Employment Agreements

On June 25, 2018, we entered into employment agreements with Messrs. Mavoides and Seibert. The employment agreement for each of Messrs. Mavoides and Seibert has an initial four-year term, with automatic one-year renewals unless notice of non-renewal is provided by either party. Each employment agreement includes non-competition and non-solicitation provisions that generally end one year after the executive’s termination of employment. On July 7, 2020 we entered into an employment agreement with Mr. Patten. The employment agreement for Mr. Patten has an initial four-year term, with automatic one-year renewals unless notice of non-renewal is provided by either party. Each employment agreement includes non-competition and non-solicitation provisions that generally end one year after the executive’s termination of employment. As discussed above, on January 1, 2022, we entered into an amended and restated employment agreement with Mr. Mavoides. Please see the Compensation Discussion and Analysis for a summary of the terms of Mr. Mavoides’s amended and restated employment agreement, which became effective on January 1, 2022.

The employment agreements for Messrs. Mavoides, Seibert and Patten provide for severance benefits upon a qualifying termination of employment. None of the employment agreements provides for payments or benefits solely upon the occurrence of a change in control.

Under the employment agreements in effect as of December 31, 2021 with each of the NEOs, if the executive’s employment is terminated by us without “cause” (as defined in the agreements) or by the executive for “good reason” (as defined in the agreements), and subject to the executive’s execution and non-revocation of a general release of claims, the executive would become entitled to receive: (i) any annual performance bonus awarded for the year prior to termination, to the extent unpaid; (ii) continued payments equal to 12 months of base salary; (iii) monthly reimbursement for 12 months of COBRA premiums; and (iv) for terminations of employment occurring after March 31 in a given year, a pro rata bonus for the year of termination based on actual performance, provided that the Company is on plan with respect to the budget approved by the Board for such year and the Compensation Committee approves the payment of such bonus. In the event of the executive’s termination of employment due to death or disability, the executive or the executive’s beneficiary, as applicable, would be entitled to receive: (i) any annual performance bonus awarded for the year prior to termination, to the extent unpaid; (ii) a pro rata bonus for the year of termination; and (iii) monthly reimbursement for 12 months of COBRA premiums. In the event of the non-renewal of the employment agreement, the executive would be entitled to receive any unpaid annual performance bonus awarded for the year prior to termination.

Types of Compensation Payable upon Termination of Employment

The table below reflects the types of compensation payable to each of the NEOs in the event of a termination of the executive’s employment as of December 31, 2021, under the various circumstances described (in addition to any base salary, incentive bonus and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination):

Termination Scenario	Cash Severance	Restricted Stock	Restricted Stock Units	Other Benefits(1)
Death or Disability	Pro rata portion of target incentive bonus for which the NEO was eligible in the year of termination.	Accelerated vesting of unvested shares of restricted stock.	Accelerated vesting of unvested RSUs.	For a period of up to 12 months, the amount the NEO was required to pay monthly to maintain coverage under COBRA.
Without “Cause(2) or for “Good Reason”(3)	Pro rata portion of target incentive bonus for which the NEO was eligible in the year of termination and a severance pay equal to 12 months of the NEO’s base salary.	Accelerated vesting of unvested shares of restricted stock.	Accelerated vesting of unvested RSUs.	For a period of up to 12 months, the amount the NEO was required to pay monthly to maintain coverage under COBRA.

(1)

Payable to the extent the NEO (or his or her eligible dependents in the event of the NEO’s death) is eligible for and elects continued coverage for himself or herself and his or her eligible dependents in accordance with COBRA.

(2)

For all NEOs, “cause” means the NEO’s (i) conviction or indictment for a felony, or plea of guilty or nolo contendere to a felony, or any other crime involving moral turpitude; (ii) willful failure or refusal to perform, or gross neglect of, the NEO’s material duties and responsibilities to the Company or any of its affiliates, or any of its or their collective officers, directors, partners, principals, members, employees, customers, or agents (the “Company Parties”); (iii) engaging in conduct involving fraud, dishonesty, gross negligence, willful misconduct, or breach of fiduciary duty; or (iv) breach of a material term of the NEO’s Employment Agreement, any other written agreement between the Executive and the Company Parties, or any written policy, procedure, or code of conduct, which breach (if curable, as reasonably determined by the Board in its sole discretion) is not cured by the NEO upon 30 days’ written notice thereof by the Company.

(3)

For all NEOs, “Good Reason” means termination of employment by the NEO on account of any of the following actions or omissions taken without the NEO’s written consent: (i) a change by the Company of the NEO’s principal place of work to a location either (x) more than 75 miles from Princeton, New Jersey or (y) north of the territorial boundary of New York City, in either case, without the consent of the NEO; (ii) any material reduction by the Company of the NEO’s base salary; (iii) a material adverse diminution of the NEO’s duties, responsibilities or authority without the NEO’s consent; or (iv) breach of a material term by the Company of the NEO’s Employment Agreement or (B) any other material written agreement between the NEO and the Company. A termination for “good reason” will not be effective until (i) the NEO provides us with written notice specifying each basis for the NEO’s determination that “good reason” exists and (ii) we fail to cure or resolve the NEO’s issues within 30 days of receipt of such notice.

Potential Payments upon Termination

The following table shows the estimated potential payments that would have been payable to each of our NEOs if a termination without cause or resignation for good reason, or a change in control of the Company, as applicable, had occurred on December 31, 2021 (dollar amounts in thousands).

Name	Benefit	Death or Disability ($)	Termination without Cause or Resignation for Good Reason ($)	Upon a Change in Control ($)
Peter M. Mavoides	Cash Severance	$1,325	$1,925	—
	Accelerated Vesting of Restricted Stock	318	318	—
	Accelerated Vesting of RSUs	25,117	25,117	—
	Health Benefits	27	27	—
	Total	$26,787	$27,387	—

Gregg A. Seibert	Cash Severance	$731	$1,156	—
	Accelerated Vesting of Restricted Stock	127	127	—
	Accelerated Vesting of RSUs	9,211	9,211	—
	Health Benefits	27	27	—
	Total	$10,096	$10,521	—

Mark E. Patten	Cash Severance	$602	$952	—
	Accelerated Vesting of RSUs	2,174	2,174	—
	Health Benefits	9	9	—
	Total	$2,785	$3,135	—

Other Compensation Matters

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees (excluding Mr. Mavoides, our President and Chief Executive Officer) and the annual total compensation of Mr. Mavoides. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2021, our last completed fiscal year:

•

the median of the annual total compensation (inclusive of base salary, bonus and other items, as discussed below) of all employees of our Company (other than our President and Chief Executive Officer) was $104,414; and

•	the annual total compensation of Mr. Mavoides, as reported above in the 2021 Summary Compensation Table, was $5,893,000.

Based on this information, for 2021, the ratio of the annual total compensation of Mr. Mavoides, our President and Chief Executive Officer, to the median of the annual total compensation of all employees was 56 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•

We determined that, as of December 31, 2021, our employee population (excluding our Chief Executive Officer) consisted of 36 employees, all of whom were full-time employees located in the United States. We selected December 31, 2021 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•

To identify the “median employee” from our employee population, we compared the amount of base salary of our employees as reflected in our payroll records and included as part of the total compensation reported to the Internal Revenue Service on Form W-2 and annual bonus, if any, for 2021. In making this determination, we annualized the compensation of approximately 8 full-time employees who were hired after January 1, 2021 but did not work for us for the entire year. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying the “median employee.”

•

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $104,414. The difference between such employee’s base salary and the employee’s annual total compensation represents the employee’s annual bonus and Company matching contributions on behalf of the employee to our 401(k) employee savings plan. Since we do not maintain a defined benefit or other actuarial plan for our employees, and do not otherwise provide a plan for payments or other benefits at, following, or in connection with retirement, the “median employee’s” annual total compensation did not include amounts attributable to those types of arrangements.

Given the different methodologies that various public companies use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information regarding the 2018 Incentive Plan as of December 31, 2021:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by stockholders	—	N/A	1,692,266
Equity compensation plans not approved by stockholders	—	N/A	—

Total	—	N/A	1,692,266

AUDIT MATTERS

Change in Independent Registered Public Accounting Firm in 2021

As disclosed in our current report on Form 8-K filed with the SEC on March 30, 2021, management and our Audit Committee undertook and completed a process to review the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2021. The Audit Committee invited several firms to participate in this process, including Ernst & Young LLP (“E&Y”), the Company’s independent registered accounting firm since 2017. As a result of this process and following careful deliberation, on March 24, 2021, the Audit Committee approved the engagement of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the year ending December 31, 2021, effective immediately upon completion of Grant Thornton’s client acceptance process, and dismissed E&Y from that role.

E&Y’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2020 and 2019 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2020 and 2019, and the subsequent interim period through March 24, 2021, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreement(s) in its audit reports on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

In connection with the filing of our March 30, 2021 Current Report on Form 8-K, the Company furnished a copy of the above disclosures to E&Y and requested that E&Y furnish the Company with a letter addressed to the SEC stating whether or not E&Y agreed with the above statements. A copy of such letter dated March 30, 2021 was attached as an exhibit to such Current Report on Form 8-K.

During the fiscal years ended December 31, 2020 and 2019, and the subsequent interim period through March 24, 2021, neither the Company nor anyone acting on its behalf consulted with Grant Thornton with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” or “reportable event” as those terms are defined in Item 304(a)(1) of Regulation S-K.

On March 24, 2021, the Audit Committee appointed Grant Thornton as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021.

Report of the Audit Committee

In connection with its function to oversee and monitor the Company’s financial reporting process, the Audit Committee has (1) reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2021; (2) discussed with Grant Thornton, the independent registered public accounting firm for the Company, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission (the “SEC”); (3) received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and (4) has discussed with Grant Thornton its independence, and considered whether the provision of non-audit services to the Company was compatible with such independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

This report was delivered by the Audit Committee on March 30, 2022.

Members of the Audit Committee

Scott A. Estes, Chairman

Lawrence J. Minich

Janaki Sivanesan

Proposal No. 3—Ratification of Appointment of Auditors

Grant Thornton was the Company’s independent registered public accounting firm for the year ended December 31, 2021. Stockholders are asked to ratify the appointment of Grant Thornton at the Annual Meeting. Representatives of Grant Thornton are expected to be present (virtually) at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Accounting Fees and Services

The following table sets forth the aggregate fees billed to us by Grant Thornton and E&Y for professional services rendered in 2021 and 2020.

($000s)	2021	2020
Audit Fees(1)	$685	$1,920
Audit-Related Fees(2)	—	38
Tax Fees(3)	130	556
All Other Fees	—	—

Total	$815	$2,514

(1)

Audit fees consist of fees incurred in connection with the audit of our annual financial statements, as well as services related to SEC matters, including review of registration statements filed with the SEC and related comfort letters and consents, and other services.

(2)	Audit-related fees consist of fees for attestation services rendered by E&Y related to our Master Trust Funding Program.
(3)	Tax fees consist of fees for professional services rendered by Grant Thornton and E&Y for tax compliance, tax advice and tax planning.

The charter of the Audit Committee provides that the Audit Committee is responsible for the appointment, compensation and oversight of our independent auditor and must pre-approve all audit, audit-related and non-audit services to be provided by our independent auditor, other than certain de minimis non-audit services. All non-audit services were reviewed by the Audit Committee, and the Audit Committee concluded that the provision of such services by E&Y and Grant Thornton was compatible with the maintenance of those firms’ independence in the conduct of their auditing functions. The Audit Committee may form and delegate authority to grant pre-approvals of audit and permitted non-audit and tax services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee to grant pre-approvals and take any other actions shall be presented to the full Audit Committee at its next scheduled meeting. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Vote Required

Approval of the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2022 requires the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting. If the appointment of Grant Thornton is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company. Conversely, if stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain Grant Thornton or to appoint another independent registered public accounting firm.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock, including shares of our common stock into which OP Units are exchangeable, as of March 25, 2022, unless otherwise indicated in the footnotes to the table below, for (1) each person who is the beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors and NEOs and (3) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the date hereof or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Unless otherwise indicated, the address of each named person is c/o Essential Properties Realty Trust, Inc., 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540. No shares beneficially owned by any executive officer or director have been pledged as security, except for securities held in accounts that may, from time to time, utilize margin borrowing secured by the securities held in such accounts.

Name of Beneficial Owner	Number of Shares and OP Units Beneficially Owned	Percentage of All Shares(1)
Greater than 5% Stockholders:
BlackRock, Inc.(2)	22,360,609	17.05%
The Vanguard Group(3)	19,155,671	14.61%
Wellington Management Group LLC(4)	11,025,636	8.41%
State Street Corporation(5)	6,452,707	4.92%
Deutsche Bank AG(6)	4,750,288	3.62%

Directors and Named Executive Officers:
Paul T. Bossidy	48,843	*
Joyce DeLucca	16,843	*
Scott A. Estes	86,843	*
Peter M. Mavoides	872,438	*
Lawrence J. Minich	12,046	*
Heather L. Neary	11,146	*
Stephen D. Sautel	264,181	*
Janaki Sivanesan	9,546	*
Mark E. Patten	83,453	*
Gregg A. Seibert	255,224	*
All executive officers and directors as a group (10 persons)	1,660,563	1.27%

*	Represents less than 1%.

(1)

Assumes 131,151,693 shares of our common stock and, in the case of holders of OP Units, the number of OP Units they hold are outstanding as of March 25, 2022 and that such units have been exchanged for common stock on a one-for-one basis.

(2)

Based upon information contained in a Schedule 13G filed on January 27, 2022, as of December 31, 2021, BlackRock, Inc. had sole voting power over 21,522,168 shares, sole dispositive power over 22,360,609 shares and no shared voting or dispositive power with respect to any of the reported shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

Based upon information contained in a Schedule 13G/A filed on January 10, 2022, as of December 31, 2021, The Vanguard Group had shared voting power over 219,347 shares, sole dispositive power over 18,827,041 shares, shared dispositive power over 328,630 shares and no sole voting power with respect to any of the reported shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based upon information contained in a Schedule 13G filed on February 4, 2022, as of December 31, 2021, Wellington Management Group LLP had shared voting power over 9,410,041 shares, shared dispositive power over 11,025,636 shares and no sole voting or dispositive power with respect to any of the reported shares. The address of Wellington Management Group LLP is c/o Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(5)

Based upon information contained in a Schedule 13G filed on February 11, 2022, as of December 31, 2021, State Street Corporation had shared voting power over 5,439,768 shares and shared dispositive power over 6,452,707 shares. The address of State Street Corporation is 1 Lincoln Street, Boston MA 02111.

(6)

Based upon information contained in a Schedule 13G filed on February 11, 2022, as of December 31, 2021, the Deutsche Asset Management business group (collectively, “DAM”) of Deutsche Bank AG and its subsidiaries and affiliates had sole voting power over 4,101,577 shares, sole dispositive power over 3,387,332 shares and no shared voting or dispositive power with respect to any of the reported shares. The address of Deutsche Bank AG is 60325 Frankfurt am Main, Federal Republic of Germany.

ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why am I receiving these materials?

Essential Properties Realty Trust, Inc., a Maryland corporation (together with its subsidiaries, the “Company,” “we,” “us” or “our”), has delivered these materials to you in connection with the solicitation of proxies by its Board of Directors (the “Board”) for exercise at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on Monday, May 16, 2022, at 9:30 a.m., Eastern Time, in a virtual meeting format only. This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote and provides the information that you need to make an informed decision on these matters.

What is included in the proxy materials?

The proxy materials include:

•	The Notice of Annual Meeting;

•	This Proxy Statement for the Annual Meeting; and

•	Our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”).

The proxy materials also include a proxy card or a voting instruction form for voting at the Annual Meeting.

What am I voting on?

At the Annual Meeting, you will be entitled to consider and vote on:

•

The election of eight (8) individuals to the Company’s Board, each to serve until the 2023 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify (Proposal No. 1);

•	An advisory vote approving the compensation of the Company’s named executive officers, as more particularly described herein (Proposal No. 2); and

•	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022 (Proposal No. 3).

What are the Board’s recommendations?

The Board unanimously recommends you vote:

•	“FOR” the election of each of the eight (8) nominees named in this Proxy Statement as directors of the Company (Proposal No. 1);

•	“FOR” approval of the advisory resolution regarding compensation of the Company’s named executive officers, as more particularly described herein (Proposal No. 2); and

•	“FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022 (Proposal No. 3).

If I share an address with another stockholder and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?

In addition to furnishing proxy materials electronically, we take advantage of the Securities and Exchange Commission’s (the “SEC”) “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice of Internet Availability of Proxy Materials or, if you have requested paper copies, only one set of proxy materials is delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. If you are a stockholder sharing an address and wish to receive a separate Notice of Internet Availability of Proxy Materials or copy of the proxy materials, you may so request by contacting:

Essential Properties Realty Trust, Inc.

Attention: Mark E. Patten

Executive Vice President, Chief Financial Officer, Treasurer and Secretary

902 Carnegie Center Boulevard, Suite 520

Princeton, New Jersey 08540

(609) 436-0619

Stockholders who hold shares in “street name” (as described below) may contact their broker, bank or other similar nominee to request information about householding.

How can I get electronic access to the proxy materials?

Our proxy materials are available on the internet at http://www.proxydocs.com/EPRT and on our investor relations website at http://investors.essentialproperties.com.

Who is entitled to vote at the meeting?

Holders of record of our common stock at the close of business on March 25, 2022, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on that date at the Annual Meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 131,151,693 shares of common stock of the Company were outstanding and entitled to vote at the Annual Meeting.

What if I am having technical difficulties or want additional information?

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.

How can I attend the Annual Meeting?

In order to be admitted to the Annual Meeting, you must register with the control number found on your proxy card or voting instruction form at www.proxydocs.com/EPRT. If you are not a stockholder or were not an invited guest by the Company, you will not be permitted to attend the Annual Meeting.

Stockholders will have substantially the same opportunities to participate in our virtual Annual Meeting as they would have in an in-person meeting. Questions that comply with the Annual Meeting’s rules of conduct and that are pertinent to the purpose of the Annual Meeting will be answered during the meeting, subject to time constraints. We may address substantially similar questions, or questions that relate to the same topic, in a single response.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name,” and the proxy materials were forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.”

How do I vote or authorize a proxy to vote on my behalf?

Voting by Proxy for Shares Held by a Stockholder of Record. If your shares are held in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the accompanying proxy card on how to vote your shares of common stock in one of the following ways:

•	By Internet. You may vote by proxy over the internet by visiting http//www.proxypush.com/EPRT and following the instructions provided with the proxy card.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. You may vote by signing, dating and mailing the proxy card in the prepaid enclosed envelope.

Voting by Proxy for Beneficial Owners of Shares Held in Street Name. If your shares are held in street name by a broker, bank or other nominee, you may instruct such organization on how to vote your shares of common stock in one of the following ways:

•	By Internet. You may vote by proxy over the internet by following the instructions provided in the voting instruction form you received from the organization holding your shares.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares.

•	By Mail. You may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

What constitutes a quorum?

The presence at the Annual Meeting virtually or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the Annual Meeting will establish a quorum. If a quorum is established, each holder of common stock will be entitled to one vote on each director to be elected at the Annual Meeting and each other matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned as of the close of business on the Record Date. Proxies received but marked as abstentions and “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting and will be counted for quorum purposes.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting or any postponement or adjournment thereof.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the NYSE, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022 (Proposal No. 3) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.

The election of directors (Proposal No. 1) and the advisory vote regarding the compensation of the Company’s NEOs as described herein (Proposal No. 2) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal No. 1 and Proposal No. 2.

How many votes are needed to approve each item?

The affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of directors (Proposal No. 1). This means the eight nominees receiving the greatest number of votes will be elected. The affirmative vote of a majority of the votes cast on the matter at the Annual Meeting is required to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022 (Proposal No. 3).

Generally, the Company’s bylaws provide that approval of any matter presented to our stockholders requires the affirmative vote of a majority of the votes cast on the subject matter. Thus, the approval of the compensation of our NEOs as described herein (Proposal No. 2) requires the affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal. This vote, however, is advisory and is not binding on the Company, the Board or its Compensation Committee. Although this vote is advisory and non-binding, the Board and the Compensation Committee will take the results of this vote under advisement when making future decisions regarding the Company’s executive compensation.

How are abstentions, withhold votes and broker non-votes counted?

Instructions to abstain or withhold votes and broker non-votes will be counted in determining whether there is a quorum present at the Annual Meeting, but will not be considered votes cast. Accordingly, withhold votes and broker non-votes will have no effect on the election of directors (Proposal No. 1), abstentions and broker non-votes will have no effect on the advisory vote regarding the Company’s executive compensation (Proposal No. 2), and abstentions will have no effect on the ratification of the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2022 (Proposal No. 3). As stated above, broker non-votes are not expected to occur in connection with Proposal No. 3.

Can I change my vote after I have authorized a proxy to vote on my behalf?

You may revoke your proxy and change your vote at any time before your proxy is exercised at the Annual Meeting. You may provide different voting instructions to a proxy on a later date through the internet or by telephone (in which case only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and completing and submitting a ballot online during the meeting by following the instructions provided via e-mail one hour prior to the Annual Meeting. Your attendance at the Annual Meeting alone, without voting, will not automatically revoke your proxy. You may also specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to the Company at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540, Attention: Corporate Secretary.

Where can I find the voting results of the Annual Meeting?

The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business-day period, the Company will disclose preliminary voting results in the Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

Who pays the cost for soliciting proxies by the Board?

The Company will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitations by mail, directors, officers and employees of the Company may, on behalf of the Company, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

OTHER MATTERS

As of the date of this Proxy Statement, we have not been presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, or any postponement or adjournment thereof, for action by the stockholders, your proxy (unless revoked) will be voted in accordance with the recommendation of the Board, or the discretion of the proxy holders if no recommendation is made.

Stockholder Communications with the Board

The Board has adopted a process by which stockholders and other interested parties may communicate directly with the Board, a Board committee, a particular group of directors (e.g., the independent directors) or individual members of the Board. Stockholders and other interested parties who wish to communicate with the Board may do so by sending written communications addressed to the named individual, the committee, the group or the Board as a whole to Essential Properties Realty Trust, Inc., 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540, Attention: Corporate Secretary. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any commercial, offensive or otherwise inappropriate materials.

Stockholder Proposals for 2023 Annual Meeting

Stockholders who intend to present proposals at the 2023 Annual Meeting of Stockholders, and who wish to have those proposals included in the Company’s proxy statement for the 2023 Annual Meeting, must be certain that those proposals are received at the principal executive offices of the Company at 902 Carnegie Center Boulevard, Suite 520, Princeton, New Jersey 08540; Attention: Corporate Secretary, no later than December 6, 2022. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is recommended that any such proposal be sent by certified mail, return receipt requested.

The Company’s current bylaws set forth the process by which stockholder proposals that are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting. For business to be properly brought before an annual meeting by a stockholder, such proposed business must constitute a proper matter for stockholder action, which includes the nomination of directors, and the stockholder must have given timely notice thereof in writing to the Company and satisfied the other requirements set forth in the Company’s bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary of the Company at the principal executive offices of the Company, not later than 5:00 p.m., Eastern time, 120 days before and not earlier than 150 days before the first anniversary of the date of the proxy statement being released to the Company’s stockholders for the preceding year’s annual meeting of stockholders; provided, however, that if an annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, then, in order to be timely, a stockholder’s notice must be received by the Company no earlier than the 150th day prior to the date of such annual meeting and no later than 5:00 p.m., Eastern time, on the later of (a) the 120th day prior to the date of such annual meeting, as originally convened, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The stockholder notice must comply with the information requirements set forth in the Company’s bylaws. To be timely for purposes of the 2022 Annual Meeting of Stockholders (assuming the date of such annual meeting is within 30 days before or after the one-year anniversary of the Annual Meeting to which this Proxy Statement relates), the notice must be received no earlier than November 6, 2022 and no later than 5:00 p.m., Eastern Time, on December 6, 2022.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 17, 2023.

Annual Report

We refer you to our Annual Report on Form 10-K, containing financial statements for the year ended December 31, 2021, filed with the SEC. You may access it on our investor relations website at http://investors.essentialproperties.com. We will provide without charge, upon written request to the Corporate Secretary of the Company, at the address listed on the cover page of this Proxy Statement.

Annex A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of net income to AFFO

($000s, except per share data)	Year Ended December 31, 2021
Net income	$96,211
Depreciation and amortization of real estate	69,043
Provision for impairment of real estate	6,120
Gain on dispositions of real estate, net	(9,338)

FFO attributable to stockholders and non-controlling interests	162,036
Other non-recurring expenses(1)	4,461

Core FFO attributable to stockholders and non-controlling interests	166,497
Adjustments:
Straight-line rental revenue, net	(19,116)
Non-cash interest	2,554
Non-cash compensation expense	5,683
Other amortization expense	2,675
Other non-cash charges	(212)
Capitalized interest expense	(81)

AFFO attributable to stockholders and members and non-controlling interests	$158,000

AFFO per share on a fully diluted basis	$1.34

(1)	Includes our $4.5 million loss on repayment of secured borrowing during the year ended December 31, 2021.

Reconciliation of general and administrative expenses to Cash G&A Expense

($000s)	Year Ended December 31, 2021
General and administrative	$24,329
Non-cash compensation expense	(5,683)

Cash G&A Expense	$18,646

Annex A-1

Reconciliation of net income to Annualized Adjusted EBITDAre

($000s)	Three Months Ended December 31, 2021
Net income	$29,790
Depreciation and amortization	18,961
Interest expense	9,170
Interest income	(20)
Income tax expense	55

EBITDA attributable to stockholders and non-controlling interests	57,956
Provision for impairment of real estate	—
Gain on dispositions of real estate, net	(497)

EBITDAre attributable to stockholders and non-controlling interests	57,459
Adjustment for current quarter re-leasing, acquisition and disposition activity(1)	2,865
Adjustment to exclude other non-recurring activity(2)	(92)
Adjustment to exclude termination/prepayment fees and certain percentage rent(3)	(1,028)

Adjusted EBITDAre attributable to stockholders and non-controlling interests	$59,204

Annualized Adjusted EBITDAre attributable to stockholders and non-controlling interests	$236,816

(1)	Adjustment assumes all re-leasing activity, investments in and dispositions of real estate investments made during the three months ended December 31, 2021 had occurred on October 1, 2021.
(2)	Adjustment includes the $92 adjustment to our provision for loan losses.
(3)

Adjustment excludes contingent rent (based on a percentage of the tenant’s gross sales at the leased property) where payment is subject to exceeding a sales threshold specified in the lease and lease termination or loan prepayment fees.

Reconciliation of total debt to net debt

	December 31,
($000s)	2021	2020
Secured borrowings, net of deferred financing costs	$—	$171,007
Unsecured term loan, net of deferred financing costs	626,983	626,272
Revolving credit facility	144,000	18,000
Senior unsecured notes	394,723	—

Total debt	1,165,706	815,279
Deferred financing costs and original issue discount, net	8,294	5,914

Gross debt	1,174,000	821,193
Cash and cash equivalents	(59,758)	(26,602)
Restricted cash available for future investment	—	(6,388)

Net debt	$1,114,242	$788,203

Annex A-2

P.O. BOX 8016, CARY, NC 27512-9903
YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET
Go To: www.proxypush.com/EPRT
Cast your vote online
Have your Proxy Card ready
Follow the simple instructions to record your vote
PHONE Call 1-855-673-0639
Use any touch-tone telephone
Have your Proxy Card ready
Follow the simple recorded instructions
MAIL Mark, sign and date your Proxy Card
Fold and return your Proxy Card in the postage-paid envelope provided You must pre-register by May 15, 2022 to attend the meeting online and/or participate at www.proxydocs.com/EPRT. Essential Properties Realty Trust, Inc.
For Stockholders of record as of the close of business on March 25, 2022 TIME:
Monday, May 16, 2022 9:30 AM, Eastern Time PLACE: Annual Meeting to be held live via the internet - please visit www.proxydocs.com/EPRT for more details This proxy is being solicited on behalf of the Board of Directors The stockholder of Essential Properties Realty Trust, Inc., a Maryland corporation (the “Company”), executing the reverse side of this proxy card hereby appoints Peter M. Mavoides and Mark E. Patten (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation in each of them, and authorizes them, and each of them, to vote all the shares of capital stock of the Company such other which matters the as undersigned may be properly is entitled brought to vote before at said the meeting meeting or and any any postponement postponement or or adjournment adjournment thereof thereof . The upon undersigned the matters specified and upon further authorizes the Named Proxies, or either of them, to vote in their discretion on such other matters as may properly come before the meeting or any postponement or adjournment thereof and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned as if personally present at the meeting or any postponement or adjournment thereof. Revoking any proxy heretofore given, the undersigned acknowledges receipt of the Notice of such Annual Meeting and accompanying Proxy Statement, the terms of each of which are incorporated herein by reference. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein.
You accordance are encouraged with the Board to specify of Directors’ your choice recommendation by marking the . The appropriate Named Proxies box (SEE cannot REVERSE vote your SIDE) shares but you unless need you not sign mark (on any the box reverse if you side) wish and to vote return in this card.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Essential Properties Realty Trust, Inc.
2022 Annual Meeting of Stockholders
Please make your marks like this: X
THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR EACH OF THE NOMINEES LISTED BELOW
AND FOR PROPOSALS 2 AND 3
BOARD OF
DIRECTORS
PROPOSAL
YOUR VOTE
RECOMMENDS
1. Election of Directors Nominees: FOR
WITHHOLD 1.01 Paul T. Bossidy FOR #P2#
#P2# 1.02 Joyce DeLucca FOR #P3# #P3#
1.03 Scott A. Estes FOR #P4# #P4#
1.04 Peter M. Mavoides FOR #P5# #P5#
1.05 Lawrence J. Minich FOR #P6# #P6#
1.06 Heather L. Neary FOR #P7# #P7#
1.07 Stephen D. Sautel FOR #P8# #P8#
1.08 Janaki Sivanesan FOR #P9# #P9#
FOR AGAINST ABSTAIN
2. To approve, on an advisory basis, the compensation of the company’s named executive officers FOR as more particularly described in the proxy statement. #P10# #P10# #P10# 3. To ratify the appointment of Grant Thornton LLP as the company’s Independent Registered FOR PublicAccounting Firm for the year ending December 31, 2022. #P11# #P11# #P11#
Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.
Signature (and Title if applicable) Date Signature (if held jointly) Date